SALE - PURCHASE AGREEMENT

by and among

18TH STREET OWNER LLC

as Seller,

and

ARC NY21618001, LLC

as Purchaser

Premises:

216-218 West 18th Street

New York, New York

As of January 10, 2013

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EXHIBITS

A	Description of Land
1(A)	Brokerage Agreements
1(B)	Form of Deed
1(C)	Existing Contracts
1(D)	Description of Leases
4(A)(i)	Title Objections
8(a)(ii)	Form of Bill of Sale
8(a)(iii)	Form of Assignment and Assumption of Leases
8(a)(iv)	Form of Assignment and Assumption of Contracts
8(a)(viii)	Form of Tenant Notice Letter
8(a)(ix)	Form of Contractor Notice Letter
8(a)(xviii)	Form of Title Affidavit
8(a)(xxiv)	Form of Master Lease
10	Form of Tenant Estoppel Certificate
16(a)(xi)	Security Deposits
20(a)(vi)	Insurance Certificates
20(b)	Seller’s Leasing Costs
35	Approved Press Release

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SALE-PURCHASE AGREEMENT (this “Agreement”), made as of the 10th day of January, 2013, by and among 18TH STREET OWNER LLC, a Delaware limited liability company having an address c/o Atlas Capital Group, LLC, 505 Fifth Avenue, 28th Floor, New York, New York 10017 (“Seller”), and ARC NY21618001, LLC, a Delaware limited liability company having an address at c/o American Realty Capital, 405 Park Avenue, 15th Floor, New York, New York 10022 (“Purchaser”).

RECITALS:

WHEREAS, Seller owns that certain real property situated in the Borough of Manhattan, City of New York, County of New York and State of New York more particularly described on Exhibit A annexed hereto and made a part hereof (the “Land”) and the building located thereon commonly identified as 216-218 West 18th Street, New York, New York (the “Building”); and

WHEREAS, Seller desires to sell to Purchaser the Premises, and Purchaser desires to purchase the Premises (hereinafter defined) from Seller, subject to and upon all the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.	Certain Definitions.

a.	For purposes of this Agreement, in addition to the terms defined in the Recitals and elsewhere in the body of this Agreement, the following terms shall have the meanings indicated below:

“Brokerage Agreements” shall mean the agreements between Seller and any leasing brokers which are set forth on Exhibit 1(A).

“business days” shall mean all days except Saturdays, Sundays, and state or national legal holidays.

“Closing” shall mean the consummation of the acquisition by Purchaser of fee title to the Premises, including the consummation of each of the actions enumerated in Article 9 of this Agreement or the waiver of such action by the party in whose favor such action is intended.

“Closing Date” shall mean the date established for the Closing under this Agreement as set forth in Article 5 of this Agreement.

“Deed” shall mean the deed for the Property, substantially in the form annexed hereto as Exhibit 1(B).

“Escrow Agent” shall mean Chicago Title Insurance Company (Philadelphia, PA).

“Existing Contracts” shall mean the management, service, telecommunications, information service and maintenance contracts affecting the Premises or the operation thereof which are listed on Exhibit 1(C).

“Fixtures” shall mean all equipment, fixtures and appliances of whatever nature which are (i) affixed to the Premises and (ii) owned by Seller.

“Hazardous Materials” shall mean any solid wastes, toxic or hazardous substances, wastes or contaminants, polychlorinated biphenyls, paint or other materials containing lead, urea formaldehyde foam insulation, radon, asbestos, and asbestos containing material, petroleum product and any fraction thereof as any of these terms is defined in or for the purposes of any Relevant Environmental Laws (as hereinafter defined), natural gas, synthetic gas and any mixtures thereof, any Pathogen (as hereinafter defined) and any other substance with respect to which any Relevant Environmental Law or governmental authority requires environmental investigation, monitoring or remediation.

“Leases” (each individually, a “Lease”) shall mean the leases, tenancies, concessions, licenses and occupancies affecting the Premises as listed on Exhibit 1(D), as the same may be amended, modified or extended from time to time in accordance with the terms of this Agreement, and any New Leases entered into between the date hereof and the Closing Date in accordance with Article 20 hereof, as well as all lease guaranties, if any, delivered in connection therewith.

“Master Lease” shall mean the agreement set forth on Exhibit 8(a)(xxiv) attached hereto and made a part hereof.

“Material Tenants” shall mean Red Bull, SAE and Microsoft (each as hereinafter defined).

“New Contracts” shall mean all management, service, telecommunications, information service and maintenance contracts and collective bargaining and other union agreements affecting the Premises or the operation thereof and which are entered into by Seller after the date hereof subject to the applicable provisions of this Agreement.

“Pathogen” shall mean any pathogen, toxin or other biological agent or condition, including but not limited to, any fungus, mold, mycotoxin or microbial volatile organic compound.

“Personal Property” shall mean the aggregate of the following, if any:

i.	Seller’s right, title and interest, if any, in and to all licenses, permits, warranties, guaranties, indemnities, and bonds, which relate exclusively to the Property or to any other Personal Property to which Seller has sole title; and

ii.	Seller’s right, title and interest, if any, in and to all site plans, architectural renderings, plans and specifications, engineering plans, as-built drawings, floor plans and other similar plans or diagrams, if any, which (a) relate to the Property and (b) are in Seller’s possession or control;

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iii.	Seller’s right, title and interest, if any, in and to all non-exclusive trademarks, logos and trade names (if any) used or useful solely in connection with the Property, but only to the extent that the same are not trademarks or trade names of Seller or any of Seller’s affiliated companies;

iv.	All rights, privileges, easements and appurtenances to the Land and the Building, if any, including, without limitation, all of Seller’s right, title and interest, if any, in and to all easements, rights-of-way, air rights, development rights and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Building; and

v.	All equipment, appliances, tools, machinery, supplies, building materials and other similar personal property which are (a) owned by Seller as of the date of this Agreement and (b) located in the Property and/or used in the day-to-day operation or maintenance of the Property, but expressly excluding the Fixtures and any and all personal property owned by any property manager, tenants in possession, public or private utilities licensees or contractors. Prior to the earlier to occur of Closing or the termination of this Agreement, Seller shall not transfer to any third party or remove any Personal Property from the Property after the date hereof, except for repair or replacement thereof. Notwithstanding the foregoing, “Personal Property” expressly excludes, and Seller shall not be required to convey, and Purchaser shall not be entitled to receive, any items containing the logo of Seller or any of Seller’s affiliates, or any computer programs, software and documentation thereof, electronic data processing systems, program specifications, source codes, logs, input data and report layouts and forms, record file layouts, diagrams, functional specifications and variable descriptions, flow charts and other related materials; however, Seller agrees to allow the non-proprietary data and information thereon which is relevant solely to the ownership, use, operation, leasing, maintenance and occupancy of the Premises to be copied by, or transferred to, Purchaser at Closing.

“Premises” shall mean the aggregate of the Property and the Personal Property.

“Property” shall mean the Land and the Building.

“Purchaser’s Representatives” shall mean Purchaser’s designees, agents, employees, consultants, appraisers, engineers, contractors and prospective lenders.

“Register’s Office” shall mean the New York City Office of the Register, New York County.

“Relevant Environmental Laws” shall mean any and all laws, rules, regulations, orders and directives, whether federal, state or local, applicable to the Premises or any part thereof with respect to the environmental condition of the Premises and any adjacent property, and any activities conducted on or at the Premises, including by way of example and not limitation: (i) Hazardous Materials; (ii) air emissions, water discharges, noise emissions and any other environmental, health or safety matter; (iii) the existence of any underground storage tanks that contained or contain Hazardous Materials; and (vi) the existence of PCB contained electrical equipment.

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“Security Deposits” (each individually, a “Security Deposit”) shall mean all refundable deposits and/or Letters of Credit (hereinafter defined) actually held by Seller under Leases as of the date hereof as listed on Exhibit 16(a)(xi), as same may be drawn down, applied and/or retained after the date hereof in accordance with the applicable Lease and the terms of this Agreement.

“Surviving Contracts” shall have the meaning set forth in Section 11(a).

“Tenants” (each individually, a “Tenant”) shall mean the tenants under the Leases.

“Title Insurer” shall mean Fidelity National Title Insurance Company (New York, NY), as lead co-insurer and title clearance agent (“Fidelity”) for 50% of the insurance, and Chicago Title Insurance Company (Philadelphia, PA), as co-insurer and as escrow funding agent (“Chicago”) for 50% of the insurance.

b.	Certain References.

i.	The use of the masculine gender in this Agreement shall be deemed to refer to the feminine gender and the use of the singular shall be deemed to refer to the plural and vice versa whenever the context so requires.

ii.	The terms “herein,” “hereof” or “hereunder,” or similar terms used in this Agreement, refer to this entire Agreement and not to the particular provision in which the terms are used, unless the context otherwise requires.

iii.	Whenever in this Agreement the term “including” is used, it shall be deemed to mean “including without limitation,” unless expressly provided otherwise.

iv.	Whenever in this Agreement the term “not be unreasonably withheld” or similar terms are used, it shall be deemed to mean “not unreasonably withheld, conditioned or delayed,” whether or not so stated.

2.          Sale and Purchase. In consideration of, and upon and subject to, the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which is hereby acknowledged, Seller agrees to sell and convey all of Seller’s right, title and interest in and to the Premises, the Leases and the Surviving Contracts to Purchaser, and Purchaser agrees to purchase the Premises, the Leases and the Surviving Contracts from Seller. Seller and Purchaser agree that the Personal Property included in this sale, if any, is negligible and that no portion of the Purchase Price (as hereinafter defined) is attributable to the Personal Property included in this sale.

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3.          Purchase Price. The purchase price for the Premises (the “Purchase Price”) is One Hundred Twelve Million and 00/100 Dollars ($112,000,000.00), payable as follows: (i) five Million SIX HUNDRED THOUSAND and 00/100 Dollars ($5,600,000.00)(the “Deposit”) within one (1) business day following the date hereof to Escrow Agent, by wire transfer of immediately available federal funds to an account designated by Escrow Agent, to be held by Escrow Agent pursuant to and in accordance with the provisions of Article 19 of this Agreement; and (ii) subject to the apportionments and other credits provided for in this Agreement, the balance of the Purchase Price on the Closing Date by wire transfer of immediately available federal funds to an account or accounts designated by Seller. Seller and Purchaser agree that any interest earned on the Deposit shall not be credited to the Purchase Price upon the Closing, and shall, upon the Closing, be and remain the property of Seller. Purchaser expressly agrees and acknowledges that Purchaser’s obligations hereunder are not in any way conditioned upon or qualified by Purchaser’s ability to obtain financing of any type or nature whatsoever (including, but not limited to, by way of debt financing or equity investment, or otherwise) to consummate the transaction contemplated hereby; however, in the event that Purchaser shall obtain financing for the purchase of the Premises, Seller shall cooperate with Purchaser in order to accommodate the reasonable requests of Purchaser’s mortgage lender or its representatives or agents for access to the Premises, provided that such access shall be subject to and in accordance with the same terms and conditions for which Purchaser is afforded access to the Premises under Article 12 of this Agreement. Failure by Purchaser to deliver the Initial Deposit to Escrow Agent as provided above within one (1) business day following the date hereof shall render this Agreement void ab initio.

4.	Condition of Title.

a.	Permitted Exceptions. The Premises shall be sold, and title thereto conveyed, subject only to the provisions of Article 13 and to the following matters (collectively, the “Permitted Exceptions”):

i.	the matters set forth as of the date hereof in Schedule B of that certain Certificate and Report of Title issued by Fidelity on January 3, 2012 under Title No. 13-7406 28963-NYM (the “Commitment”) other than those items expressly listed on the first page of Exhibit 4(A)(i);

ii.	the Leases;

iii.	all Violations (as hereinafter defined), subject to Article 6 hereof;

iv.	all present and future zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Property, including, without limitation, landmark designations and all zoning variances and special exceptions, if any;

v.	liens, encumbrances, violations and defects (including, without limitation, any mechanics and/or materialmen’s lien or any judgment arising as a result thereof), removal of which is an obligation of a Tenant;

vi.	All presently existing and future liens for unpaid real estate taxes and water and sewer charges not due and payable as of the date of the Closing, subject to adjustment as hereinbelow provided;

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vii.	All covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Property which are either (a) presently existing or (b) granted to a public utility in the ordinary course, provided that the same shall not prevent or materially and adversely affect the use of the Premises for its current use;

viii.	State of facts shown on or by survey prepared by Fehringer Surveying, P.C., dated December 1, 2011, and any additional facts which would be shown on or by an accurate current survey of the Property (collectively, “Facts”), provided that, solely with respect to such additional Facts, the same shall not materially affect the use of the Property for its current use;

ix.	The Surviving Contracts;

x.	Consents by any former owner of the Land for the erection of any structure or structures on, under or above any street or streets on which the Land may abut;

xi.	Possible minor encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, the Building, or any adjoining property, provided that the same shall not materially and adversely affect the use of the Premises for its current use;

xii.	Variations between tax lot lines and lines of record title;

xiii.	Standard exclusions from coverage contained in the preprinted jacket of the form of title policy or “marked-up” title commitment employed by the Title Insurer;

xiv.	Any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens entered into by, or arising from, any financing statements filed on a day more than five (5) years prior to the Closing and any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens filed against property no longer contained in the Premises, provided that the Title Insurer shall remove them as exceptions from the title insurance policy to be issued to Purchaser and Purchaser’s mortgage lender (if any) at Closing or shall affirmatively insure over them;

xv.	Any lien or encumbrance arising out of the acts or omissions of Purchaser;

xvi.	Subject to the terms of this Agreement, any other matter which the Title Insurer may raise as an exception to title, provided the Title Insurer will either omit or affirmatively insure against collection or enforcement of same out of the Premises and/or that no material restriction on the present use or maintenance of the Premises will result therefrom, as may be applicable;

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xvii.	Any encumbrance that will be extinguished upon conveyance of the Premises to Purchaser, provided that the Title Insurer shall remove them as exceptions from the title insurance policy to be issued to Purchaser and Purchaser’s mortgage lender (if any) at Closing or shall affirmatively insure over them; and

xviii.	any other matter which, pursuant to the terms of this Agreement, is a permitted condition of the transaction contemplated by this Agreement.

b.	At the Closing, title to the Premises shall be such title as the Title Insurer shall be prepared to insure, subject only to the Permitted Exceptions and the provisions of Article 13 hereof.

5.          Closing. The “Closing” shall mean the consummation of each of the actions set forth in Article 8 of this Agreement, or the waiver of such action by the party in whose favor such action is intended, and the satisfaction of each condition precedent to the Closing set forth in Article 9 and elsewhere in this Agreement, or the waiver of such condition precedent by the party intended to be benefited thereby. The Closing shall be consummated in escrow through Fidelity, at its office located in New York, New York, except that the funding shall be consummated through Chicago. Neither party hereto shall be required to be present at the Closing, unless otherwise agreed to by the parties hereto. Purchaser and Seller agree to cause all documents and deliverables required to be delivered by the parties hereunder, and by any necessary third parties, to be delivered to Fidelity at its New York City office address, and the parties shall deliver all funds required to close on the sale and purchase of the Premises to Chicago, prior to 3:00 p.m. (Eastern Standard Time) on May 1, 2013, time being of the essence (such date, as same may be extended or adjourned in accordance with this Agreement, is hereinafter referred to as the “Closing Date” or “Initial Closing Date”). Purchaser shall have the right to accelerate the Initial Closing Date or the adjourned Closing Date, as applicable, upon ten (10) business days prior written notice to Seller; provided that all conditions precedent to both Purchaser’s and Seller’s respective obligations to close under this Agreement shall have been satisfied (or waived in writing) (but such acceleration of the Closing Date by Purchaser shall not accelerate any obligation or condition of Seller which Seller would have otherwise been required to satisfy hereunder prior to Closing, to a date prior to May 1, 2013, and Seller’s failure to close on such accelerated Closing Date shall not constitute a default by Seller under this Agreement). Notwithstanding the foregoing, Purchaser shall not accelerate the Closing Date to occur prior to March 31, 2013. TIME IS OF THE ESSENCE with respect to Purchaser’s and Seller’s obligation to close on May 1, 2013, subject to Seller’s right to adjourn the Closing as permitted under this Agreement.

6.          Violations. The Premises are sold, and Purchaser shall accept same, subject to any and all violations of law, rules, regulations, ordinances, orders or requirements noted in or issued by any Federal, state, county, municipal or other department or governmental agency having jurisdiction against or affecting the Premises or the Property whenever noted or issued (collectively, “Violations”) and any conditions which could give rise to any Violations. Seller shall have no obligation to cure or remove any Violations, except that Seller shall be responsible for any penalties, fees, fines and interest imposed in connection with any Violations due and payable on or before the Closing up to the sum of Five Hundred Thousand Dollars ($500,000.00).

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7.	Apportionments.

a.	The following shall be apportioned between Seller and Purchaser at the Closing with respect to the Premises as of 11:59 p.m. of the day immediately preceding the Closing Date, and the net amount thereof either shall be paid by Purchaser to Seller or credited to Purchaser, as the case may be, at the Closing:

i.	Real property taxes and assessments (or installments thereof), payments required to be made to any business improvement district (“BID taxes”) and vault charges, except those required by Leases to be paid by a Tenant directly to the entity imposing same;

ii.	Water rates and charges, except those required by Leases to be paid by a Tenant directly to the entity imposing same;

iii.	Sewer taxes and rents, except those required by Leases to be paid by a Tenant directly to the entity imposing same;

iv.	Permit, license and inspection fees, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto are transferred to Purchaser;

v.	Fuel, if any, at the cost per gallon most recently charged to Seller, based on the supplier’s measurements thereof, plus sales taxes thereon, which measurements shall be given by Seller to Purchaser as close to the Closing Date as is reasonably practicable, but in no event more than five (5) business days prior to the Closing Date, and which, absent manifest error, shall be conclusive and binding on the Seller and Purchaser;

vi.	Deposits on account with any utility company servicing the Premises to the extent transferred to Purchaser shall not be apportioned, but Seller shall receive a credit in the full amount thereof (including accrued interest thereon, if any);

vii.	Rents (as hereinafter defined), if, as and when collected, in accordance with Section 7(f) hereof;

viii.	Leasing Costs, in accordance with Section 20(b) hereof;

ix.	Payments due under any Surviving Contracts; and

x.	Purchaser shall receive a credit against the Purchase Price in an amount equal to the prepaid rents received by Seller in connection with the Leases covering any period after the Closing Date.

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xi.	All other items customarily apportioned in connection with the sale of similar properties similarly located.

b.	Apportionment of real property taxes, BID taxes, water rates and charges, sewer taxes and rents and vault charges shall be made on the basis of the fiscal year for which assessed. If the Closing Date shall occur before the real property tax rate, BID taxes, water rates or charges, sewer taxes or rents or vault charges are fixed, apportionment for any item not yet fixed shall be made on the basis of the real property tax rate, BID taxes, water rates and charges, sewer taxes and rents or vault charges, as applicable, for the preceding year applied to the latest assessed valuation. After the real property taxes, BID taxes, water rates and charges, sewer taxes and rents and vault charges are finally fixed, Seller and Purchaser shall make a recalculation of the apportionment of same after the Closing, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other based upon such recalculation.

c.	The amount of any of the unpaid taxes, assessments, water rates or charges, sewer rents and vault charges which Seller is obligated to pay and discharge, with interest and penalties thereon (if any) to the Closing Date may, at Seller’s option, be allowed to Purchaser out of the balance of the Purchase Price, provided that official bills therefor with interest and penalties thereon (if any) are furnished by Seller at the Closing and provided that the Title Insurer will omit same as exceptions from, or insure against collection from the Property in, Purchaser’s title insurance policy, at no additional cost or expense to Purchaser.

d.	If any refund of real property taxes, BID taxes, water rates or charges, sewer taxes or rents or vault charges is made after the Closing Date covering a period prior to and/or after the Closing Date, the same shall be applied first to the reasonable out-of-pocket costs incurred in obtaining same (including reasonable attorneys’ fees, accounting fees, consultant fees and filing fees) and the balance, if any, of such refund shall, to the extent received by Purchaser, be paid to Seller (for the period prior to the Closing Date) and to the extent received by Seller, be paid to Purchaser (for the period commencing with the Closing Date). Any payment to Seller pursuant to the immediately preceding sentence shall be net of any amount payable to a Tenant in accordance with its Lease (and any payment to Purchaser pursuant to the immediately preceding sentence shall include any amount payable to a Tenant in accordance with its Lease, which payment to such Tenant shall be made promptly by Purchaser, after such refund is made). Purchaser hereby agrees to indemnify and hold harmless Seller as to any refund payment paid by Seller to Purchaser for a Tenant, including without limitation any reasonable attorneys’ fees, disbursements and court costs arising out of any claims by the Tenant to whom such refund is due and the costs of prosecuting the within indemnification. Purchaser’s indemnification obligations hereunder shall survive the Closing and delivery of the Deed.

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e.	If there are meters measuring water consumption or sewer usage at the Property (other than meters measuring water consumption or sewer usage for which a Tenant is obligated to pay under its Lease directly to the taxing authority or utility), Seller shall attempt to obtain readings to a date not more than thirty (30) days prior to the Closing Date, and if obtained, the parties shall adjust based upon such final reading, with a per diem adjustment through the Closing Date based upon the average daily water usage shown thereon. If such readings are not obtained, water rates and charges and sewer taxes and rents, if any, shall be apportioned based upon the last actual meter readings (based upon the average daily water usage shown thereon) provided the last reading is within sixty (60) days of Closing, subject to reapportionment when readings for the relevant period are obtained after the Closing Date. If any of the Tenants pay electric based on a submeter for their electric consumption, then the Seller shall cause any such submeter to be read as close as possible to the Closing Date and upon completion of such reading, the Seller shall bill each such Tenant electric charges, based on such reading. At the Closing, the Seller shall provide the Purchaser with documentation as to any such readings and billings for submetered electric charges.

f.	To the extent that Seller or Purchaser receives Rents after the Closing Date, the same shall be held in trust by Seller or Purchaser, as the case may be, and shall be applied in the order of priority set forth in this Section 7(f).

i.	The following terms shall be as defined herein: “Base Rents”: fixed rent, and other amounts of a fixed nature (which may include, without limitation, electric inclusion and supplemental water, HVAC and condenser water charges paid or payable by Tenants); “Overage Rents”: a percentage of the Tenant’s business during a specified annual or other period (sometimes referred to as “percentage rent”), so-called “escalation rent”, and additional rent based upon increases in or otherwise attributable to real estate and BID taxes, operating expenses, utility costs, a cost of living index or porter’s wages or otherwise, but which shall in no event include Reimbursable Payments (as hereinafter defined); “Reimbursable Payments”: overtime heat, air conditioning or other utilities or services; freight elevator; electric inclusion and adjustments related to electric usage (such as rate and/or fuel adjustments and survey); submetered electric; supplemental water, HVAC, and condenser water charges; services or repairs, and labor costs associated therewith, to the extent to which a Tenant is obligated to reimburse the landlord under its Lease or for which a Tenant has separately contracted with Seller or its agent; true-ups on account of escalation and/or additional rent for years prior to the year in which the Closing occurs; amounts payable for above standard cleaning; and all other items which are payable to Seller as reimbursement or payment for above standard or overtime services (but which amounts shall not be treated as Reimbursable Payments if already included in a Tenant’s Base Rents); and “Rents”: all amounts due and owing from Tenants, however characterized, including, without limitation, Base Rents, Overage Rents and Reimbursable Payments.

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ii.	Base Rents and Overage Rents shall be adjusted and prorated on an as, if and when collected basis. Base Rents and Overage Rents collected by Purchaser or Seller after the Closing from any Tenant who owes any such amounts for periods prior to the Closing shall be applied in the following order, but shall be treated separately for such allocation purposes: (a) first, in payment of such amounts owed by such Tenant for the month in which the Closing occurs, (b) second, in payment of such amounts owed by such Tenant for all periods immediately following the month in which the Closing occurs through the then current month, and (c) third, in payment of such amounts owed by such Tenant (if any) for any period prior to the Closing. Each such amount, less any third party costs of collection (including reasonable attorneys’ fees and expenses) reasonably allocable thereto, shall be paid over as provided above, and the party who receives any such amount shall promptly pay over to the other party any portion thereof to which it is so entitled.

iii.	Reimbursable Payments shall not be apportioned or adjusted to the extent they solely relate to a period of time prior to the Closing Date. Reimbursable Payments incurred and which relate solely to a period of time prior to the Closing Date shall belong in their entirety to Seller, and shall be retained by Seller, and/or paid over to Seller by Purchaser, as applicable, on an as, if and when collected basis. To the extent a payment is made by a Tenant to Purchaser after the Closing Date which is specifically designated as being on account of one or more Reimbursable Payments due to Seller, by reference to a charge, invoice number or otherwise, or is of an amount which is equal to one or more Reimbursable Payments due to Seller, then same shall be treated as a Reimbursable Payment which relates to a period of time prior to the Closing Date, and shall be paid over to Seller promptly upon receipt thereof.

iv.	Purchaser shall bill Tenants who owe Rents for periods prior to the Closing on a monthly basis for a period of six (6) consecutive months following the Closing and shall use commercially reasonable efforts to collect such past due Rents (which efforts shall include, but not be limited to, including such amounts in Purchaser’s invoices and notices for rents due for the period after Closing, but excluding litigation or otherwise seeking to terminate the Leases). Purchaser shall have no obligation to commence any action or proceeding to collect any such past due Rents, provided, however, if Purchaser in fact commences any such action or proceeding, the amount sought shall include all Rents unpaid for the period prior to the Closing. Notwithstanding the foregoing, if Purchaser shall fail to collect such past due Rents after such six (6) month period, Seller shall have the right to pursue such Tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits, but Seller shall not be entitled to pursue an action for eviction).

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v.	Purchaser shall (a) promptly render bills to the applicable Tenants for any Overage Rent in respect of a period that shall have expired prior to the Closing but which is payable after the Closing, (b) bill Tenants for any such Overage Rent on a monthly basis for a period of six (6) consecutive months thereafter and (c) use commercially reasonable efforts to collect such Overage Rent (which efforts shall include, but not be limited to, including such amounts in Purchaser’s invoices and notices for rents due for the period after the Closing). Notwithstanding the foregoing, if Purchaser shall be unable to collect such Overage Rent after such six (6) month period, Seller shall have the right to pursue Tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits but Seller shall not be entitled to pursue an action for eviction). From and after the Closing, Seller shall furnish to Purchaser calculations of the amounts due from Tenants on account of Overage Rent for periods prior to the Closing, and such other information relating to the period prior to the Closing as is reasonably necessary for the billing of any such Overage Rent. Purchaser shall bill such Tenants for Overage Rent for periods prior to the Closing in accordance with and on the basis of such information furnished by Seller. Purchaser shall deliver to Seller, concurrently with the delivery to such Tenants, copies of all statements delivered to Tenants relating to Overage Rent for periods prior to the Closing.

vi.	Overage Rent for the calendar year in which the Closing occurs shall be apportioned between Seller and Purchaser using a percentage derived by dividing the total operating expenses incurred for those operating expenses (or real estate or BID taxes, as the case may be) which are used by Seller in determining the operating expense pool for the calendar year in question consistent with the terms of the applicable Leases over each parties’ actual expenses incurred for such operating expenses (or real estate or BID taxes, as the case may be). Seller shall be entitled to receive the proportion of such Overage Rent (less a like portion of any out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in the collection of such Overage Rent) that the portion of the actual expenses incurred for operating expenses (or real estate or BID taxes, as the case may be) for the calendar year in question by Seller bears to the entire operating expenses (or real estate or BID taxes, as the case may be) pool for the calendar year in question, and Purchaser shall be entitled to receive the proportion of such Overage Rent (less a like portion of any out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in the collection of such Overage Rent) that the portion of the actual expenses incurred for operating expenses (or real estate or BID taxes, as the case may be) for the calendar year in question by Purchaser bears to the entire operating expenses (or real estate or BID taxes, as the case may be) pool for the calendar year in question. If, prior to the Closing, Seller shall receive any installment of Overage Rent attributable to Overage Rent for periods from and after the Closing, such sum shall be apportioned at the Closing. If, after the Closing, Purchaser shall receive any installment of Overage Rent attributable to Overage Rent for periods prior to the Closing, such sum (less any out-of-pocket costs and expenses (including reasonable counsel fees) incurred by Purchaser in the collection of such Overage Rent) shall be paid by Purchaser to Seller promptly after Purchaser receives payment thereof.

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vii.	To the extent that any payment on account of Overage Rent for a period prior to the Closing is required to be paid periodically by Tenants for any calendar year (or, if applicable, any lease year or any other applicable accounting period), and at the end of such calendar year (or lease year or other applicable accounting period, as the case may be) such estimated amounts are required to be recalculated based upon the actual expenses, taxes or other relevant factors for that calendar year (or lease year or other applicable accounting period, as the case may be), then Purchaser agrees to so recalculate same, subject to Seller’s review and reasonable approval of such recalculation and to bill such Tenants for all amounts due from such Tenants on account therefor, within six (6) months after the end of such calendar year (or lease year or other applicable accounting period, as the case may be). At the time(s) of final calculation and collection from (or refund to) each Tenant of the amounts in reconciliation of actual Overage Rent, there shall be a re-proration between Seller and Purchaser in accordance with this Agreement and Seller and Purchaser shall each be entitled to (or responsible for, as the case may be) the amounts attributable to such party’s period of ownership of the Premises, provided that Seller shall have no liability for amounts due to Tenants if Purchaser shall have failed to obtain Seller’s prior approval of any such recalculation. Any amounts owed to a Tenant in possession as of the Closing Date for which Seller is responsible pursuant to the immediately preceding sentence shall be delivered by Seller to Purchaser within ten (10) days following demand from Purchaser, which payment to such Tenant shall be forwarded promptly by Purchaser to such Tenant. Purchaser shall indemnify and hold Seller harmless from any and all losses, costs, damages, liens, claims, counterclaims, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by Seller as the result of Purchaser failing to pay over to any Tenant in possession as of the Closing Date any amount paid by Seller to Purchaser for the benefit of any Tenant on account of Overage Rent. The Seller, on or prior to March 31, 2013, shall calculate and send Tenants the reconciliations for Overage Rent for calendar year 2012 and to the extent any such Tenant overpaid such Overage Rent, the Seller shall, on or prior to the Closing, refund any such overpayment of Overage Rent to each such applicable Tenant. At the Closing, the Seller shall provide documentation to Purchaser as to the completion of such reconciliations.

viii.	For a period of the lesser of (i) one (1) year following Closing, and (ii) until such time as all amounts required to be paid to Seller by Purchaser pursuant to this Section 7(f) shall have been paid in full, to the extent Purchaser collects any arrears in Base Rents and/or Overage Rent owed to the Seller, Purchaser shall furnish to Seller a reasonably detailed monthly accounting of cash receipts from Tenants (accompanied by aged receivable reports) with a reasonably detailed accounting of amounts allocable to Seller pursuant to this Agreement, which accounting shall be delivered to Seller for each such applicable month, within twenty (20) days after the end thereof. Seller and Purchaser and their representatives shall each have the right from time to time, for a period of one (1) year following the Closing, on prior notice to the other party, during ordinary business hours on business days, to review each other’s rental records and operating expense costs with respect to the Premises to ascertain the accuracy of any such accountings during Seller’s and Purchaser’s respective periods of ownership for the Premises.

g.	If any adjustment or apportionment is miscalculated at the Closing, or the complete and final information necessary for any adjustment is unavailable at the Closing, the affected adjustment shall be calculated after the Closing. The provisions of this Article 7 shall survive the Closing Date for a period of twelve (12) months.

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h.	At Closing, Seller shall be entitled to a credit in the amount of Thirty-One Thousand One Hundred Sixty-Six and 06/100 Dollars ($31,166.06).

8.	Closing Deliveries.

a.	At the Closing, Seller shall deliver to Purchaser, executed and acknowledged, as applicable:

i.	The Deed;

ii.	A general bill of sale for the Personal Property, in the form of Exhibit 8(a)(ii), conveying lien free (other than Permitted Exceptions), as more particularly set forth therein, to Purchaser all of Seller’s right, title and interest in and to the Personal Property;

iii.	An assignment and assumption, in the form of Exhibit 8(a)(iii), which provides for, as more particularly set forth therein, the assignment by Seller of all of Seller’s right, title and interest as landlord in and to the Leases, all guaranties delivered in connection therewith and all security deposits thereunder, and the assumption by Purchaser of all of Seller’s obligations as landlord under the Leases arising from and after the Closing Date (the “Assignment of Leases”);

iv.	An assignment and assumption, in the form of Exhibit 8(a)(iv), which provides for, as more particularly set forth therein, the assignment by Seller of all of Seller’s right, title and interest in and to all of the Surviving Contracts and Brokerage Agreements and the assumption by Purchaser of all of Seller’s obligations under such Surviving Contracts and Brokerage Agreements arising from and after the Closing Date (the “Assignment of Contracts”);

v.	(a) The cash Security Deposits under Leases then in effect and then actually held by Seller (together with accrued interest thereon, if any, less Seller’s proportionate share of administrative fees, if any) by payment of the aggregate amount thereof to Purchaser or a credit to Purchaser against the Purchase Price, at Seller’s option.

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(b)         If one or more Security Deposit is wholly or partially comprised of a letter of credit (collectively, the “Letters of Credit”), Seller shall use commercially reasonable efforts to transfer the Letters of Credit to Purchaser as of the Closing Date (but Seller shall have no obligation to cause Purchaser to be the beneficiary under a Letter of Credit or to obtain a replacement letter of credit showing Purchaser as the beneficiary under a Letter of Credit prior to Closing), the cost and expense of which Seller and Purchaser shall share equally, and on the Closing Date Seller shall deliver to Purchaser all original Letters of Credit, with all amendments thereto, actually held by Seller. As to those Letters of Credits which are not transferred to Purchaser at Closing (collectively, the “Non-Transferable Letters of Credit”), Seller shall execute at Closing the documentation necessary to cause the transfer or re-issuance of the Non-Transferable Letters of Credit and Seller and Purchaser shall reasonably cooperate with each other on the Closing Date and following the Closing so as to effectuate the transfer of same to Purchaser and cause Purchaser to be the beneficiary thereunder or to obtain a replacement letter of credit showing Purchaser as the beneficiary thereunder. Until the Non-Transferable Letters of Credit shall be transferred to Purchaser or replaced, as aforesaid, Purchaser shall hold the same, but upon request may deliver the same to Seller (if necessary), who shall then draw upon the same and deliver the proceeds to Purchaser or return the same to the applicable Tenant, in each case upon Purchaser’s written instruction. Seller shall also deliver to Purchaser at Closing such documentation, including, without limitation, sight drafts executed in blank, as Purchaser shall reasonably require in connection with drawing under the Non-Transferable Letters of Credit in Seller’s name. Purchaser shall indemnify and hold Seller harmless from any and all losses, costs, damages, liens, claims, counterclaims, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by Seller as the result of Seller taking any steps pursuant to a request of Purchaser, including drawing, or seeking to draw, on any Tenant’s Security Deposit. The provisions of this Section 8(a)(v)(b) shall survive the Closing;

vi.	Executed original counterparts of all Leases, guaranties of Leases, Brokerage Agreements and Surviving Contracts, or copies thereof to the extent executed original counterparts are not in Seller’s or property manager’s possession or control with such affidavit of lost lease as Purchaser may reasonably request, all of which shall be certified by Seller as true and correct to Seller’s actual knowledge;

vii.	A certification of non-foreign status, in form required by Internal Revenue Code Section 1445 and the regulations issued thereunder;

viii.	Notice letters to the Tenants, in the form of Exhibit 8(a)(viii) (the “Tenant Notice Letters”), to be prepared by Seller;

ix.	Notice letters to contractors under Surviving Contracts, in the form of Exhibit 8(a)(ix) (the “Contractor Letters”), to be prepared by Seller;

x.	Confirming Estoppels (as hereinafter defined), as required to be delivered under Article 10 hereof;

xi.	A Real Property Transfer Tax Return with respect to the New York City Real Property Transfer Tax (the “RPT Form”);

xii.	A New York State Real Estate Transfer Tax Return and Credit Line Mortgage Certificate with respect to the New York State Real Estate Transfer Tax (the “Form TP-584”);

xiii.	A New York State Real Property Transfer Report Form RP-5217 NYC (the “RP-5217”);

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xiv.	A Department of Housing Preservation and Development Affidavit in Lieu of Registration Statement (the “Non-Multiple Dwelling Affidavit”);

xv.	Evidence of authority, good standing (if applicable) and due authorization of Seller to enter into the within transaction and to perform all of its obligations hereunder, including, without limitation, the execution and delivery of all of the closing documents required by this Agreement, and setting forth such additional facts, if any, as may be needed to show that the transaction is duly authorized and is in conformity with Seller’s organizational documents and applicable laws and to enable the Title Insurer to omit all exceptions regarding Seller’s standing, authority and authorization;

xvi.	To the extent in Seller’s or its property manager’s possession or control (a) those transferable licenses and permits, authorizations and approvals pertaining to the Premises which are not posted at the Premises, and (b) all transferable guarantees and warranties which Seller has received in connection with any work or services performed or equipment installed in and improvements to the Premises;

xvii.	To the extent available at Closing, documentation as reasonably required by the Purchaser to calculate the Overage Rent due and owing after the Closing or if not available then Seller will deliver same within a reasonable time following the Closing;

xviii.	A title affidavit in substantially the form attached hereto as Exhibit 8(a)(xviii) (the “Title Affidavit”);

xix.	A closing statement on Chicago’s standard form (the “Closing Statement”);

xx.	Keys, security codes, pass cards and the like for the Property in the possession or control of Seller or its property manager;

xxi.	Evidence of Seller’s termination of any existing management and/or leasing agency agreements pertaining to the Premises;

xxii.	An updated rent roll, arrears report and schedule of security deposits and letters of credit, certified to Seller’s actual knowledge to be true and correct in all material respects, subject to the limitations set forth in Section 16(d) of this Agreement;

xxiii.	A certificate from Seller, certifying to Purchaser that all of Seller’s representations and warranties provided for in Section 16 of this Agreement are true and correct in all material respects as of the Closing Date, subject to Section 9(b)(ii) of this Agreement;

xxiv.	A Master Lease, in substantially the form attached hereto as Exhibit 8(a)(xxiv) (the “Master Lease”), together with the sum of $1,000,000.00 from Seller (the “Master Lease Rent”) which shall be delivered to the Escrow Agent at Closing, to be held and disbursed in accordance with the terms and conditions of the Master Lease.

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xxv.	All tenant files, to the extent in Seller’s possession or control (which files shall be made available for Purchaser at Seller’s office or the office of Seller’s managing agent upon Closing);

xxvi.	SNDA’s received by Seller from the Tenants, if any;

xxvii.	All other records (including originals) within Seller’s or Seller’s managing agent’s possession or control reasonably required for the continued operation of the Property, including but not limited to, plans, surveys, records of current expenditures for repairs and maintenance, copies of RPIE filings, notices of violations, and the certificate of occupancy (which records shall be made available for Purchaser at Seller’s office or the office of Seller’s managing agent upon Closing); and

xxviii.	Such other instruments or documents which by the terms of this Agreement are to be delivered by Seller at the Closing.

b.	At the Closing, Purchaser shall deliver to Seller, executed and acknowledged, as applicable:

i.	The balance of the Purchase Price and all other amounts payable by Purchaser to Seller at the Closing pursuant to this Agreement;

ii.	The Assignment of Leases;

iii.	The Assignment of Contracts;

iv.	The Tenant Notice Letters;

v.	The Contractor Notice Letters;

vi.	The RPT Form;

vii.	The RP-5217;

viii.	The Form TP-584;

ix.	The Master Lease;

x.	Evidence of authority, good standing (if applicable) and due authorization of Purchaser to enter into the within transaction and to perform all of its obligations hereunder, including, without limitation, the execution and delivery of all of the closing documents required by this Agreement, and setting forth such additional facts, if any, as may be needed to show that the transaction is duly authorized and is in conformity with Purchaser’s organizational documents and applicable laws;

xi.	An acknowledgement or receipt for each of the Security Deposits paid over or credited to Purchaser at the Closing;

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xii.	The Closing Statement; and

xiii.	Such other instruments or documents which by the terms of this Agreement are to be delivered by Purchaser at Closing.

c.	The acceptance of the Deed by Purchaser shall be deemed to be full performance and discharge of any and all obligations on the part of Seller to be performed pursuant to the provisions of this Agreement, except where such agreements and obligations are specifically stated to survive.

9.	Conditions Precedent.

a.	Seller. Seller’s obligations under this Agreement are subject to satisfaction of the following conditions precedent, which may be waived in whole or in part by Seller, provided such waiver is in writing and signed by Seller on or before the Closing Date:

i.	Purchaser shall have paid or tendered payment of the Purchase Price pursuant to the terms hereof;

ii.	Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and items required to be delivered by Purchaser pursuant to this Agreement and Purchaser shall have performed in all material respects all of its other obligations hereunder to be performed on or before the Closing Date; and

iii.	All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date made and true and correct in all material respects as of the Closing Date as if then made.

b.	Purchaser. Purchaser’s obligations under this Agreement are subject to the satisfaction of the following conditions precedent which may be waived in whole or in part by Purchaser, provided such waiver is in writing and signed by Purchaser on or before the Closing Date:

i.	Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents and items required to be delivered by Seller pursuant to Article 8 hereof and Seller shall have performed in all material respects all of its obligations hereunder to be performed on or before the Closing Date; and

ii.	Subject to the other provisions of this Agreement, all of Seller’s representations and warranties made in this Agreement shall be true and correct as of the date made and true and correct in all material respects as of the Closing Date as if then made, and shall survive for a period of one hundred eighty (180) days following the Closing Date, other than those representations or warranties made as of a specific date, or with reference to previously dated materials, in which event such representations and warranties shall be true and correct as of the date thereof or as of the date of such materials, as applicable. For purposes hereof, a representation or warranty shall not be deemed to have been breached if the representation or warranty is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances arising after the date hereof which pursuant to this Agreement are not prohibited to have occurred and did not arise by reason of a breach of any covenant made by Seller under this Agreement.

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c.	No Lease Representations. Notwithstanding anything to the contrary contained in this Agreement, (i) Seller does not represent or warrant that any Lease will be in force or effect at Closing, that any Tenant will have performed its obligations under its Lease or that any Tenant will not be the subject of bankruptcy proceedings and (ii) the existence of any default by a Tenant, the failure by a Tenant to perform its obligations under its Lease, the termination of any Lease for a Tenant other than a Material Tenant prior to Closing by reason of the Tenant’s default (if in accordance with the other provisions of this Agreement) or the existence of bankruptcy proceedings pertaining to any Tenant (other than a Material Tenant) shall not affect Purchaser’s obligations hereunder in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser; provided; however, that it shall be a condition precedent to Purchaser’s obligation to close hereunder that none of the Material Tenants shall have (i) terminated their respective Leases; (ii) vacated and abandoned their respective demised premises (in no event shall vacation and abandonment include closing for vacation or casualty); and (iii) filed for Bankruptcy. The failure to satisfy such condition precedent in the immediately preceding sentence shall constitute a failure of a condition to Purchaser’s obligations hereunder and shall not constitute or be deemed a default by Seller.

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10.	Estoppel Certificates.

a.	Seller shall send to all of the Tenants a request to deliver to Purchaser estoppel certificates (individually, an “Estoppel” and, collectively, the “Estoppels”) from each of the Tenants of the Leases set forth on Exhibit 1(D) (the “Existing Tenants”), as well as from any Tenants of Leases entered into after the date hereof in accordance with the terms and conditions hereof. Each Estoppel shall (x) either (i) be substantially in the form attached hereto as Exhibit 10 and made a part hereof with such revisions as may be requested by Purchaser’s lender prior to the date that such Estoppels are sent to the Tenants (provided, however, in the event Purchaser’s lender requests additional changes to the Estoppels after such Estoppels are sent to the Tenants, Seller shall agree to send out a revised draft of such Estoppel, it being acknowledged however, that a Tenant who delivers a Confirming Estoppel on the form initially sent by the Seller or in accordance with such Tenant’s Lease, shall not be required to execute, and Seller shall not be required to deliver, such updated Estoppel), it being agreed that the inclusion of qualifications as to knowledge shall not cause the Estoppel to be non-compliant; or (ii) be on such other form as may be provided by such Tenant, provided that it certifies the matters contained in Exhibit 10; or (iii) in the event that such Tenant’s respective Lease provides for the form or content of an Estoppel that such Tenant shall be required to deliver, then such Tenant’s estoppel may be in such form or contain only those matters as an estoppel is required to address pursuant to the related Lease, without giving effect to any requirement regarding “additional information reasonably requested by the lessor” or words of similar import, and (y) be dated no more than sixty (60) days prior to Closing. Each Estoppel satisfying the above requirements is referred to herein as a “Confirming Estoppel”). In the event that Seller is unable to obtain Confirming Estoppels from one (1) or more of the Tenants, then, provided that Seller has obtained a Confirming Estoppel from at least four (4) of the Tenants, including, without limitation Red Bull North America, Inc. (“Red Bull”) and SAE Institute of Technology (New York) Corp. (“SAE”), Seller may, at its option, deliver certificates in lieu thereof in substantially the same form as the form of Estoppel attached hereto as Exhibit 10 (a “Seller Certificate”) with respect to the Lease of the non-complying Tenant, and Seller shall by virtue thereof be deemed to have fulfilled the conditions set forth in this Article 10 to deliver Confirming Estoppels from the Tenants. In all events, Purchaser shall not be obligated to accept a Seller Certificate in place of a Confirming Estoppel from Red Bull or SAE. Seller’s liability under each Seller Certificate shall expire on the earlier to occur of (i) the date of delivery to Purchaser of a Confirming Estoppel covering the Lease of the non-complying Tenant covered by the Seller Certificate and (ii) the date which is one hundred eighty (180) days after the Closing, unless a claim based upon a misrepresentation in a Seller Certificate shall be made prior to such expiration date. Seller’s failure to deliver Confirming Estoppels (or the Seller Certificate, as applicable) under this Article 10 shall constitute a failure of a condition to Purchaser’s obligations hereunder and not a default by Seller, and Purchaser shall not be entitled to specific performance of such obligation of Seller to deliver such Confirming Estoppels. Purchaser’s sole remedy shall be to waive such failure or terminate this Agreement and receive a refund of the Deposit, together with any interest earned thereon. Claims of any Tenant set forth in any Estoppel shall not be deemed (alone or in combination with other matters), to cause such Estoppel not to be a Confirming Estoppel unless the facts underlying such claims constitute a material misrepresentation or default under the Agreement and equal or exceed Seventy-Five Thousand Dollars ($75,000.00). Without limiting the generality of the foregoing sentence, an Estoppel shall be a confirming Estoppel notwithstanding that such Estoppel may contain claims that are based on the (i) facts disclosed in writing to Purchaser prior to Purchaser’s execution of this Agreement, or (ii) an assertion by an Existing Tenant that there are amounts due from Seller to such Existing Tenant allocable to periods prior to the Closing and which, under the terms of this Agreement, Seller has agreed to pay (or credit Purchaser); (iii) failure of the landlord to keep the Premises in good order and repair or to make required repairs or improvements thereto. Seller shall be entitled to one or more adjournments, not to exceed sixty (60) days in the aggregate, of the Closing Date to obtain the Conforming Estoppels.

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b.	Provided that Purchaser provides to Seller, as soon as reasonably possible after a mortgage lender has been designated by Purchaser, a form of Subordination, Nondisturbance and Attornment Agreement (“SNDA”) from Purchaser’s lender (which SNDA shall be among Purchaser, Purchaser’s lender and each such Tenant), in connection with Purchaser’s financing, Seller agrees to send the form of SNDA to the Tenants and request that the Tenants execute same and return such executed SNDA to Seller prior to Closing. Seller shall cooperate with Purchaser and shall use reasonable efforts (without incurring additional costs) to try and obtain such SNDAs by March 31, 2013. If Seller is unable to obtain the SNDAs by March 31, 2013, Seller shall arrange to put Purchaser’s counsel in touch with each Tenant’s counsel in an effort to assist and facilitate any negotiations with Purchaser’s lender to obtain the SNDAs. To the extent that Seller shall receive an executed SNDA from a Tenant, Seller shall deliver the same to Purchaser at Closing. Notwithstanding the immediately preceding sentence, it is expressly understood and acknowledged by Purchaser that this Agreement and Purchaser’s obligations hereunder are not subject to or contingent or conditioned upon the execution and return by any Tenants of an SNDA nor shall any Tenant’s failure to execute and deliver an SNDA entitle Purchaser to a reduction in the Purchase Price.

11.	Cancellation of Contracts.

a.	If Purchaser desires that Seller cancel any Existing Contract, and such Existing Contract is cancelable without cause upon no more than thirty (30) days’ notice by Seller or without payment of a cancellation fee or any other consideration (the “Desired Cancelled Contracts”), Purchaser shall provide Seller with a list thereof no later than four (4) business days prior to the Closing. Seller shall not be obligated to cancel, or seek to cancel, any of the Existing Contracts that are not cancelable without cause upon no more than thirty (30) days’ notice by Seller and without payment of a cancellation fee or any other consideration (collectively “Restricted Contracts”). Purchaser shall be obligated to assume all of the Restricted Contracts in respect of the period from and after the Closing. Seller shall, on or before the Closing Date, notify all parties under the Desired Cancelled Contracts of such cancellation, provided, however, Seller shall have no obligation to endeavor to cancel any Restricted Contract. Purchaser understands and agrees that certain Desired Cancelled Contracts may remain in effect after the Closing through the expiration of the contractual termination period thereunder and that Purchaser shall be responsible for all payments and other obligations under such Desired Cancelled Contracts arising after the Closing. Notwithstanding anything to the contrary contained herein, Seller shall send out a termination notice electing to terminate the Leasing Representation Agreement dated November [sic], 2012 with CBRE, Inc. (the “CBRE Agreement”) at or prior to the Closing and Seller shall be responsible for all costs and expenses associated therewith, except that Purchaser shall be responsible for any and all commissions which become due and payable: (i) following the date of this Agreement, pursuant to Section 20(b), (ii) payable in connection with the SAE Lease per Section 20(b) and, (iii) following the termination of the CBRE Agreement based upon leases entered into after Closing pursuant to any surviving rights of CBRE, Inc. under the CBRE Agreement (Seller shall provide to Purchaser at Closing any list provided by CBRE, Inc, setting forth any prospective tenants for which CBRE, Inc, would claim a commission). The “Surviving Contracts” shall mean the New Contracts and the Existing Contracts, excluding those Desired Cancelled Contracts which have actually been cancelled with an effective cancellation date on or before the Closing. The Surviving Contracts shall include the CBRE Agreement (solely with respect to Purchaser’s obligations under Section 20(b) and the surviving rights of CBRE, Inc.) notwithstanding such agreement will be terminated on or prior to Closing.

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b.    (i)        Notwithstanding anything contained herein to the contrary, Purchaser and Seller acknowledge that Seller has retained a contractor to perform certain capital improvements with respect to a vault on the Property (the “Vault Work”) pursuant to that certain Agreement for General Contracting Services dated as of October 15, 2012 between Seller and Safeway Construction Enterprises (the “Vault Contract”) in order to accommodate the installation of a transformer in the vault by Consolidated Edison Company of New York, Inc. (“conEdison”), pursuant to that certain letter agreement between Seller and conEdison dated August 16, 2012 (the “conEd Agreement”). The parties acknowledge that the cost to perform the Vault Work under the Vault Contract is Two Hundred Nineteen Thousand Five Hundred Dollars ($219,500.00) and Seller is entitled to a reimbursement from conEdison in the amount of Fifty-Four Thousand Seven Hundred Dollars ($54,700.00) resulting in a net cost to Seller for the performance of the Vault Work in the amount of One Hundred Sixty-Four Thousand Eight Hundred Dollars ($164,800.00). The parties hereby agree that the Vault Work has been completed and on or before the Closing, Seller shall pay Safeway Construction Enterprises all sums due under the Vault Contract. To the extent Seller has not received the Fifty-Four Thousand Seven Hundred Dollar ($54,700.00) reimbursement from conEdison prior to Closing, Seller shall receive a credit at Closing equal to Fifty-Four Thousand Seven Hundred Dollars ($54,700.00), and thereafter, Purchaser shall have the right to seek reimbursement for same directly from conEdison.

(ii)        Notwithstanding anything contained in this Agreement to the contrary, the parties hereby agree that the conEd Agreement shall be a Surviving Contract. On the Closing Date, Seller shall assign and Purchaser shall assume the conEd Agreement. From and after the Closing Date, Seller shall be relieved of any and all obligations relating to the Vault Work.

12.	Right of Inspection.

a.	Purchaser and Purchaser’s Representatives, from time to time prior to the Closing and during regular business hours, upon at least two (2) business days’ prior written notice to Seller, may inspect the Premises, provided that (i) Purchaser and Purchaser’s Representatives shall not communicate with any Tenants or occupants of the Property without, in each instance, the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion, (ii) Purchaser shall not perform any tests in the Property without the prior written consent of Seller in each instance, which consent may be withheld in Seller’s reasonable discretion; provided however, if such tests are invasive Seller shall also have the right to withhold its consent to such tests in its sole discretion, (iii) Purchaser shall have no additional rights or remedies under this Agreement as a result of such inspection(s) or any findings in connection therewith and (iv) Purchaser may exercise such right of access no more than one (1) time every two (2) weeks, plus a final inspection prior to the Closing, plus such additional times as to which Seller may consent in Seller’s sole discretion. Any entry upon the Premises shall be performed in a manner which is not unreasonably disruptive to Tenants or the normal operation of the Premises and shall be subject to the rights of any Tenants or occupants of the Premises. Purchaser and Purchaser’s Representatives shall (i) exercise reasonable care at all times that Purchaser shall be present at the Property, (ii) at Purchaser’s expense, observe and comply with all applicable laws and any conditions imposed by any insurance policy then in effect with respect to the Premises and (iii) not engage in any activities which would violate the provisions of any permit or license pertaining to the Premises. Seller shall have the right to have a representative of Seller accompany Purchaser and Purchaser’s Representatives during any such communication or entry upon the Property.

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b.	Purchaser hereby agrees to indemnify, defend and hold Seller, its officers, shareholders, partners, members, directors, employees, attorneys and agents harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including, without limitation, reasonable attorneys’ fees and expenses), resulting from or arising out of the entry upon the Property prior to the Closing by Purchaser and its employees, agents, consultants, contractors and advisors. The foregoing indemnification shall survive the Closing or the termination of this Agreement.

c.	As a condition precedent to entering the Property in connection with any inspection, Purchaser shall maintain or cause to be maintained, at Purchaser’s sole cost and expense, a policy of comprehensive general public liability and property damage insurance by an insurer or syndicate of insurers reasonably acceptable to Seller: (a) with a combined single limit of not less than Three Million Dollars ($3,000,000.00) general liability and Five Million Dollars ($5,000,000.00) excess umbrella liability, or any combination thereof, with a limit of not less than Eight Million Dollars ($8,000,000.00), (b) insuring Purchaser, Seller, Seller’s property manager, each of their respective affiliates, Seller’s lender and any other person or entity related to Seller or involved with the transaction contemplated by this Agreement (such additional persons or entities to be designated in writing by Seller), as additional insureds, against any injuries or damages to persons or property that may result from or are related to (x) Purchaser’s or Purchaser’s Representatives entry into the Property or upon the Property and (y) any inspection or other activity conducted thereon by Purchaser’s Representatives and (c) containing a provision to the effect that insurance provided by Purchaser hereunder shall be primary and noncontributing with any other insurance available to Seller or any other additional insured party. Purchaser shall deliver evidence of such insurance coverage to Seller prior to the commencement of the first inspection and proof of continued coverage prior to any subsequent inspection.

d.	Notwithstanding any provision in this Agreement to the contrary, unless required by law, neither Purchaser nor Purchaser’s Representatives shall contact any Federal, state, county, municipal or other department or governmental agency regarding the Premises without Seller’s prior written consent thereto, in each instance; provided, however, that the foregoing shall not prohibit Purchaser, Purchaser’s Representatives or the Title Insurer from accessing publicly accessible governmental records and databases from time to time. In addition, if Seller’s consent is obtained by Purchaser, Seller shall be entitled to receive at least five (5) business days prior written notice of the intended contact and shall be entitled to have a representative present when Purchaser has any such contact with any governmental official or representative.

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13.	Title Insurance.

a.	Purchaser acknowledges receipt of the Commitment. At Closing, Purchaser shall cause title to the Premises to be insured by the Title Insurer at Purchaser’s sole cost and expense (Purchaser and Seller acknowledge and agree that Fidelity will be the lead title insurer for Purchaser’s owner’s policy as well as any loan policy which may be procured by Purchaser, however, Purchaser may select another nationally recognized title insurance company to co-insure for up 50% of the total aggregate coverage procured by Purchaser under such policies). Except as otherwise expressly provided in this Agreement, Seller shall have no obligation to remove any exception to title. Except for the items specifically identified on the first page of Exhibit 4(a)(i) (the “Title Objections”), Purchaser unconditionally waives any right to object to any matters set forth in the Commitment as of the date hereof. At Closing, Seller shall deliver and Purchaser shall accept the Premises subject only to the Permitted Exceptions. If exceptions to title appear on the Commitment or any update or continuation of the Commitment (each a “Continuation”) which are not Permitted Exceptions, Purchaser shall notify Seller thereof within the earlier of five (5) business days after Purchaser receives such Continuation and the last business day prior to the Closing Date, TIME BEING OF THE ESSENCE, and if Seller is unable, or elects not to attempt, to eliminate such exceptions to title, or if Seller elects to attempt to eliminate any such exceptions to title but is unable to do so or thereafter decides not to eliminate the same, and accordingly, is unable to convey title to the Premises in accordance with the provisions of this Agreement, Seller shall so notify Purchaser and, within five (5) business days after receipt of such notice from Seller, Purchaser shall elect either (i) to terminate this Agreement by notice given to Seller (TIME BEING OF THE ESSENCE with respect to Purchaser’s notice), in which event the provisions of Article 14 of this Agreement shall apply, or (ii) to accept title to the Premises subject to such exceptions, without any abatement of the Purchase Price. If Purchaser shall not notify Seller of such election within such five (5) business day period, TIME BEING OF THE ESSENCE, Purchaser shall be deemed to have elected clause (ii) above with the same force and effect as if Purchaser had elected clause (ii) within such five (5) business day period.

b.	If the Commitment or any Continuation discloses judgments, bankruptcies or similar returns against persons or entities having names the same as or similar to that of Seller but which returns are not against Seller, Seller, on request, shall deliver to Purchaser and Title Insurer affidavits reasonably acceptable to Seller to the effect that such judgments, bankruptcies or returns are not against Seller, in form and substance sufficient to permit removal of same as exceptions in Purchaser’s title policy.

c.	If the Commitment or any Continuation discloses exceptions (other than the Permitted Exceptions) which (i) may be removed solely by reference to Seller’s existing title policy, or (ii) were created, consented to or affirmatively permitted by Seller in writing after the date hereof, then Seller shall cause such exceptions to be satisfied, bonded over or otherwise secured to enable the Title Insurer to insure over the Title Objections or to remove the Title Objections from Purchaser’s title insurance policy (except that Seller shall not be required to satisfy the current mortgage covering the Premises if it is assigned pursuant to Section 41 below). Notwithstanding the foregoing, Seller, at its option in lieu of satisfying such exceptions, may deposit with Title Insurer such amount of money and provide such documentation, affidavits and indemnities as may be reasonably determined by Title Insurer as being sufficient to induce it to insure Purchaser against collection of such liens and/or encumbrances, including interest and penalties, out of or against the Premises, in which event such exceptions shall not be objections to title.

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d.	Seller shall be entitled to one or more adjournments of the Closing Date, not to exceed sixty (60) days in the aggregate, to remove any exceptions to title which Seller is obligated to remove under this Agreement or elects to attempt, but is not obligated, to remove.

e.	Notwithstanding the foregoing provisions of this Article 13, in the event that Title Insurer shall raise an exception to title which is not a Permitted Exception, Seller shall have no obligation to eliminate such exception and Purchaser shall have no right to terminate the Agreement by reason of such exception (and such exception shall be deemed a Permitted Exception) if First American Title Insurance Company, Commonwealth Fidelity, Chicago or Stewart Title Insurance Company, shall be prepared to insure title to the Premises at regular rates without such exception.

f.	Purchaser shall pay the costs of examination of title and any owner’s or mortgagee’s policy of title insurance to be issued insuring Purchaser’s title to the Premises, as well as all other title charges, survey fees, recording charges (other than to remove of record or satisfy exceptions to title which are not Permitted Exceptions) and any and all other title and survey costs or expenses incident to the Closing or in connection therewith.

g.	Notwithstanding anything in Article 13 hereof to the contrary, Purchaser may at any time accept such title as Seller can convey, without reduction of the Purchase Price or any credit or allowance on account thereof or any claim against Seller. Subject to Section 16(d), the acceptance of the Deed by Purchaser shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller’s part to be performed under this Agreement, except for the documents delivered at Closing and such matters which are expressly stated in this Agreement to survive the Closing, to the limit of such survival.

h.	Notwithstanding anything in Article 13 hereof to the contrary Seller agrees (and the proceeds of this sale may be used at Closing) (i) to remove any encumbrance on the Premises, which was suffered, caused or created by Seller and can be removed or released by the payment of a liquidated sum of money, and (ii) to eliminate any other title defect which is not curable solely by the payment of a liquidated sum of money, provided that Seller shall not be required to spend an amount in excess of Five Hundred Thousand Dollars ($500,000.00)(the “Title Cure Amount”). Nothing contained herein, however shall require Seller to remove any encumbrance or title defect which is required to be removed by any Tenant.

14.	Return of Deposit.

If Seller is unable to convey title in accordance with the express terms of this Agreement or if, in accordance with the terms of this Agreement, Purchaser is entitled to and elects to terminate this Agreement, subject to Article 23 of this Agreement, then this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder, except that Escrow Agent shall refund to Purchaser the Deposit (together with all interest thereon, if any), and neither party to this Agreement shall thereafter have any further right or obligation hereunder, except for the rights and obligations hereunder that expressly survive the termination of this Agreement (collectively, the “Surviving Obligations”).

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15.	Purchaser Defaults.

If Purchaser shall default hereunder or shall fail or refuse to perform its obligations in accordance with this Agreement, the parties hereto agree that Seller’s sole remedy shall be to terminate this Agreement and retain the Deposit (together with all interest thereon, if any) as liquidated damages, it being expressly understood and agreed that in the event of Purchaser’s default, Seller’s damages would be impossible to ascertain and that the Deposit (together with all interest thereon, if any) constitutes a fair and reasonable amount of compensation in such event. Upon such termination, neither party to this Agreement shall have any further rights or obligations hereunder except that: (a) Purchaser shall return to Seller all written material relating to the Premises or the transaction contemplated herein delivered by or on behalf of Seller; (b) Escrow Agent shall deliver to Seller and Seller shall retain the Deposit (together with all interest thereon, if any) as liquidated damages, except with respect to any breaches of Surviving Obligations (as hereinafter defined); and (c) the Surviving Obligations shall survive and continue to bind Purchaser and Seller.

16.	Representations and Warranties.

a.	Seller hereby represents and warrants to Purchaser as follows as of the date hereof:

i.	The Leases together with all amendments thereto and guarantees listed on Exhibit 1(D) are the only leases, licenses, tenancies, possession agreements and occupancy agreements affecting the Premises on the date of this Agreement in which Seller holds the lessor’s, licensor’s or grantor’s interest and there are no other leases, licenses, tenancies, possession agreements or occupancy agreements affecting the Premises (other than subleases, licenses, tenancies or other possession or occupancy agreements which may have been entered into by the Tenants, or their predecessors in interest, under such Leases). To the extent in the possession or control of Seller, Seller has made copies of all such Leases available to Purchaser, which copies are true, complete and correct in all material respects; as of the date hereof, Seller, as lessor under such Leases, has not received any written notice of any material default of any of its material obligations under such Leases which has not been cured; and no Tenant is in arrears in the payment of Base Rent for any period in excess of thirty (30) days, except as set forth on Exhibit 16(a)(iv). Except as set forth in the Leases, (a) no Tenant is entitled to rental concessions or abatements for any period subsequent to the scheduled date of Closing, (b) no other or additional renewal or extension options have been granted to the Tenants and (c) no person, firm, or entity, and none of the tenants, has any rights in, or rights to purchase or acquire all, or any part of the Premises, including, without limitation, a right of first refusal, right of first offer or option to purchase or lease with respect thereto other than Purchaser hereunder. The fourth (4th) floor of the Building was vacant as of the date the lease with Microsoft Corporation (“Microsoft”) was executed. As of the date hereof, none of the Tenants has made any request for any assignment, transfer, or subletting in connection with all or a portion of the Premises which is presently pending or under consideration. All of the Leases are in full force and effect in accordance with their respective terms, and none of the Leases have been modified, amended, renewed or extended except as set forth in Exhibit 1(D); all specified work required to be performed by the landlord under the Leases (as distinguished from compliance with general maintenance and repair obligations of Landlord) up to the date of Closing has been substantially completed or will be substantially completed prior to the Closing; except with respect SAE, all specified construction allowances or other sums to be paid to any of the Tenants (as distinguished from costs or reimbursements related to compliance with general maintenance and repair obligations of Landlord) up to the date of Closing have been or will be paid in full prior to the Closing or shall be credited to Purchaser at Closing. No action, proceeding or arbitration is pending on the date hereof with any Tenant in respect of its tenancy or its Lease; Seller represents and warrants to Purchaser that, to Seller’s actual knowledge, Seller has heretofore billed all Tenants for all Base Rents, Overage Rents and Reimbursable Payments due under the Leases (except that Seller has yet to bill Microsoft for its share of HVAC condenser water).

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ii.	The Existing Contracts listed on Exhibit 1(C) are the only Existing Contracts; to the extent in the possession or control of Seller, true and complete copies of all such Existing Contracts have been made available to Purchaser, which such Existing Contracts are true, complete and correct in all material respects.

iii.	There are no employees of Seller at the Property who service the Premises and the Premises is not subject to any employment, union or collective bargaining agreement;

iv.	To Seller’s actual knowledge there are no judgments of any kind against Seller unpaid or unsatisfied of record, except as shown on the Commitment;

v.	Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; Seller has taken all action required to execute, deliver and, subject to obtaining any consents or waivers required to be obtained prior to the Closing, perform this Agreement and to make all of the provisions of this Agreement the valid and enforceable obligations they purport to be and has caused this Agreement to be executed by a duly authorized person;

vi.	This Agreement is, and all documents which are to be delivered to Purchaser by Seller at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Seller, the legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors or debtors generally and do not conflict with any provision of any law or regulation to which Seller is subject, or violate any provision of any judicial order to which Seller is a party or to which Seller or the Premises is subject. The execution, delivery and performance of this Agreement does not require the consent or approval of any court, administrative or governmental authority and does not result in the creation or imposition of any lien or equity of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to, any material agreement to which Seller is a party or the business or operations of Seller or any of its properties or assets;

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vii.	Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code;

viii.	Seller has not received written notice of any pending or threatened condemnation with respect to the Premises or any part thereof;

ix.	To Seller’s actual knowledge there are no actions, suits, or proceedings pending against Seller in any court of law or in equity or before any governmental instrumentality that would materially adversely affect the ability of Seller to perform its obligations under this Agreement or the use or operation of the Premises;

x.	The Brokerage Agreements listed on Exhibit 1(A) are the only brokerage agreements entered into by Seller with respect to the leasing of the Premises. Seller has made copies of all such Brokerage Agreements available to Purchaser, which copies are true, complete and correct in all material respects;

xi.	Seller has not commenced any tax assessment reduction proceedings with respect to the Premises;

xii.	Exhibit 16(a)(xi) sets forth all Security Deposits (including those in the form of Letters of Credit) presently held by or on behalf of Seller with respect to the Leases. Seller shall not apply any portion of the Security Deposits against any Tenant default subsequent to the date of this Agreement unless and until Tenant has vacated the Premises or unless Purchaser is in default under this Agreement after the Initial Closing Date or adjourned Closing Date, as applicable. Seller has not received any written notice of the non-renewal of any Letters of Credit presently held as a Security Deposit;

xiii.	Seller has not received written notice from any of the Tenants or from the holder of any mortgage, requesting the performance of any repairs, alterations or other work, or for the correction of any defaults under any agreements, ordinances, rules or otherwise with respect to the Premises, which shall remain uncured on the Closing Date;

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xiv.	OFAC. To Seller’s knowledge, neither Seller nor Seller’s officers or directors are (i) currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) an Embargoed Person (as hereinafter defined). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder;

xv.	Air Rights; Development Rights. Seller has not sold, conveyed or otherwise transferred any of the air rights or other development rights with respect to the Premises;

xvi.	All fixtures, other than fixtures owned by the Tenants, are owned by Seller free and clear of any lease or financing arrangements; and

xvii.	Although several of the Leases refer to a potential condominium conversion, no action has been taken by Seller to convert the Premises to a condominium form of ownership.

b.	Purchaser represents and warrants to Seller that, as of the date hereof:

i.	Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing and qualified to do business under the laws of the State of New York; Purchaser has taken all action required to execute, deliver and perform this Agreement and to make all of the provisions of this Agreement the valid and enforceable obligations they purport to be and has caused this Agreement to be executed by a duly authorized person;

ii.	This Agreement is, and all documents which are to be delivered to Seller by Purchaser at the Closing are or at the time of Closing will be, duly authorized, executed and delivered by Purchaser; are, or (with respect to any of the documents to be delivered at Closing) at the time of Closing will be, legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors or debtors generally; and do not conflict with any provision of any law or regulation to which Purchaser is subject, violate any provision of any judicial order to which Purchaser is a party or to which Purchaser is subject;

iii.	There are no judgments, orders or decrees of any kind against Purchaser unpaid or unsatisfied of record and no legal action, suit or other legal or administrative proceeding against Purchaser pending or threatened or reasonably anticipated which could be filed before any court or administrative agency, and, to Purchaser’s knowledge, no fact or circumstance which has, or is likely to have, any material adverse effect on (1) the business or assets or the condition, financial or otherwise, of Purchaser or (2) the ability of Purchaser to perform its obligations under this Agreement;

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iv.	Purchaser has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Purchaser; No general assignment of Purchaser’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Purchaser or any of its property; Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Purchaser insolvent; and

v.	Purchaser is not a person and/or entity with whom Seller is restricted from doing business under the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; the Trading With the Enemy Act, 50 U.S.C. App. § 5; the USA Patriot Act of 2001; any executive orders promulgated thereunder, any implementing regulations promulgated thereunder by OFAC (including those persons and/or entities named on OFAC’s List of Specially Designated Nationals and Blocked Persons); or any other applicable law of the United States.

c.	Survival of Purchaser’s Representations. Purchaser acknowledges that the representations of Purchaser set forth in Section 18(b) are a material inducement to Seller to enter into this Agreement; it being understood and agreed that Purchaser’s representations shall survive the termination of this Agreement for a period of one hundred eighty (180) days after the Closing Date.

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d.	The representations of Seller set forth in this Agreement and the statements of Seller in any Seller Certificate and Seller’s indemnity obligations to Purchaser expressly set forth in this Agreement to survive Closing (collectively, the “Surviving Seller Representation(s)”) shall survive the Closing under this Agreement for a period of one hundred eighty (180) days after the Closing Date (the “Survival Period”); provided, however, that the representations of Seller set forth in this Agreement with respect to Leases shall not survive the Closing to the extent a Confirming Estoppel covering substantially the same matter is delivered. Each Surviving Seller Representation shall automatically be null and void and of no further force and effect after the Survival Period unless, prior to the end of the Survival Period, Purchaser shall have asserted in writing a specific claim with respect to the particular Surviving Seller Representation and commenced a legal proceeding within thirty (30) days thereafter against Seller alleging that Seller is in breach of such Surviving Seller Representation and that Purchaser has suffered actual damages as a result thereof (a “Proceeding”). In no event shall Purchaser be entitled to assert any consequential, special or punitive damages, nor shall it be entitled to any award or payment based on such damages. If Purchaser timely commences a Proceeding, and a court of competent jurisdiction, pursuant to a final, non-appealable order in connection with such Proceeding, determines that (1) the applicable Surviving Seller Representation was breached as of the date of this Agreement or the Closing Date and (2) Purchaser suffered actual damages (the “Damages”) by reason of such breach and (3) Purchaser did not have knowledge of such breach prior to the Closing, then Purchaser shall be entitled to receive an amount equal to the Damages, but in no event in an amount greater than the Ceiling (as hereinafter defined); provided, however, Purchaser shall not be entitled to pursue any claims against Seller for damage to Purchaser to the extent the aggregate of such claims is less than the Floor (as hereinafter defined). If Purchaser has claim(s) against Seller, in excess of the Floor (either individually or in the aggregate), then Purchaser shall be entitled to pursue the actual loss suffered by Purchaser in connection with such claim(s) against Seller, but in no event shall Seller’s liability for any and all claims exceed the Ceiling. For purposes of this Section 16(d), Purchaser shall be deemed to have actual knowledge if Purchaser and/or its affiliates and their respective officers, employees, agents, representatives or consultants had knowledge of the fact in issue prior to Closing or if such information is available in any Lease or Existing Contract or New Contract, or any other information with respect to the Premises identified in the Exhibits hereto. As used herein, “Floor” shall mean with respect to any claim or claims against Seller for breach of any Surviving Seller Representation, One Hundred Thousand Dollars ($100,000.00), and “Ceiling” shall mean One Million Five Hundred Thousand Dollars ($1,500,000.00). The provisions of this Section 16(d) shall constitute the sole and exclusive remedy after Closing for breaches of Seller’s representations. In order to secure Seller’s obligations for Damages as provided under this Section 16(d) and as a condition to Closing, Seller shall cause to be delivered to Fidelity the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Holdback Escrow”) to be held in escrow pursuant to the terms of an escrow agreement substantially in accordance with the general terms and conditions of Article 19 (exclusive of Section 19(e)) and otherwise in form and substance reasonably acceptable to Seller, Purchaser and Fidelity, except that such agreement shall provide that the Holdback Escrow shall be released to Seller, without the necessity of any written authorization upon the expiration of the Survival Period unless, prior to the end of the Survival Period, Purchaser shall have served in writing a specific claim upon Seller and Fidelity with respect to the particular Surviving Seller Representation specifying the monetary amount of the Damages claimed (“Purchaser’s Preliminary Claim”). To the extent that Purchaser’s Preliminary Claim is less than the total Holdback Escrow, the amount of such Holdback Escrow in excess of Purchaser’s Preliminary Claim shall be released to Seller upon the expiration of the Survival Period. Thereafter, any balance of the Holdback Escrow shall remain in escrow and shall be released to Seller, without the necessity of any written authorization thirty (30) days following the expiration of the Survival Period unless, prior to the end of such thirty (30) day period, Purchaser has commenced a Proceeding. To the extent that the Damages alleged in the Proceeding is less than the then remaining Holdback Escrow, the amount of such Holdback Escrow then remaining in excess of the Damages sought in the Proceeding shall be released to Seller upon the expiration of such thirty (30) day period.

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e.	(i) Until Closing, Seller shall update any representation or warranty in this Agreement to correct any material or adverse mistake and/or to reflect any material or adverse matter which arises subsequent to the date of this Agreement. If Purchaser has knowledge of any matter which would constitute a material breach of Seller’s representations and warranties, Purchaser shall notify Seller of such material breach within the earlier of five (5) business days of learning of same and the Closing Date, failing which Purchaser shall be deemed to waive any such material breach of Seller’s representations and warranties. Seller shall have the right to contest Purchaser’s determination as to a material breach of Seller’s representations and warranties, and shall have the right to attempt to cure such breach without being obligated to complete such cure. In addition, Seller shall have until the date that is the later of the originally scheduled Closing Date and sixty (60) days from the date of Purchaser’s notice to cure any such material breach of Seller’s representations and warranties and, at Seller’s sole option, the Closing Date shall be extended to such sixtieth (60th) day (or any earlier business day) after Purchaser’s notice to permit such cure by Seller. If the Seller fails to cure any such material breach of Seller’s representations and warranties, then Purchaser, as its sole and exclusive remedy, shall have the right to terminate this Agreement by written notice to Seller, in which case Escrow Agent shall return the Deposit (together with all interest thereon, if any) to Purchaser and neither party to this Agreement shall thereafter have any further right or obligation hereunder, other than the Surviving Obligations. For the purposes of Section 16(d) and this Section 16(e), “material” shall mean any state of facts, taken alone or together with all other material untruths or inaccuracies and all such covenants with which Seller has not materially complied, the restoration of which to the condition represented or warranted by Seller under this Agreement, or the cost of compliance with which, would cost in excess of One Hundred Thousand Dollars ($100,000.00).

(ii)        Seller’s representations are subject to the following limitations: (1) to the extent that Seller has provided Purchaser with any Lease or Existing Contract or New Contract, or any other information with respect to the Premises at any time prior to the date of this Agreement which contain provisions inconsistent with any of such Seller’s representations, then such Seller’s representations shall be deemed modified to conform to such provisions and (2) Seller shall have no liability with respect to any incorrect information set forth in any Estoppel.

f.	The terms “to Seller’s actual knowledge,” “to the best of Seller’s actual knowledge” and phrases of similar import shall mean the actual present knowledge (and not constructive knowledge) of Andrew B. Cohen and Jeffery A. Goldberger without independent inquiry or investigation, and shall not mean that Seller or such individual is charged with knowledge of the acts, omissions and/or knowledge of Seller’s property manager (or any employee thereof), Seller’s other agents or employees or Seller’s predecessors in title to the Premises.

17.	Broker.

a.	Seller represents to Purchaser that it has not dealt with any broker, finder or like agent in connection with this transaction. Seller hereby indemnifies and holds Purchaser harmless from and against any and all claims for any commission, fee or other compensation by any person or entity who shall claim to have dealt with Seller in connection with the sale of the Premises and for any and all costs incurred by Purchaser in connection with any such claims including, without limitation, reasonable attorneys’ fees and disbursements.

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b.	Purchaser represents to Seller that it has not dealt with any broker, finder or like agent in connection with this transaction. Purchaser hereby indemnifies and holds Seller harmless from and against any and all claims for any commission, fee or other compensation by any person or entity, who shall claim to have dealt with Purchaser in connection with the sale of the Premises and for any and all costs incurred by Seller in connection with any such claims including, without limitation, reasonable attorneys’ fees and disbursements.

c.	The provisions of this Article 17 shall survive the Closing or any early termination of this Agreement.

18.	Condemnation and Destruction.

a.	For purposes of this Article 18 hereof, a “Significant Portion of the Premises” shall mean a portion of the Premises, the value of which is equal to or greater than five percent (5%) of the Purchase Price or if the ingress or egress to the Premises is materially and permanently adversely affected or disturbed or more than five percent (5%) of the Improvements are taken, or if the Lease for any Material Tenant is terminated or is terminable as a result of such damage or taking (unless such Material Tenant(s) shall waive their right to terminate their respective Leases).

b.	If, prior to the Closing Date, any Significant Portion of the Premises is taken, or rendered unusable for its current purpose or reasonably inaccessible by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Seller shall notify Purchaser of such fact (the “Taking Notice”). In such event Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than five (5) business days after receipt of the Taking Notice with TIME BEING OF THE ESSENCE. If this Agreement is terminated as aforesaid, neither party shall have any further right or obligation hereunder except that Escrow Agent shall refund to Purchaser the Deposit (together with interest thereon, if any). If Purchaser elects not to terminate this Agreement (provided that Purchaser’s failure to timely elect to terminate shall be deemed an election to close) or if the portion of the Premises which is taken or rendered unusable or reasonably inaccessible by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated) is not a Significant Portion of the Premises, Purchaser shall accept so much of the Premises as remains after such taking with no abatement of the Purchase Price, and at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all awards for such taking by eminent domain.

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c.	If, prior to the Closing Date, a Significant Portion of the Premises is destroyed by fire or other casualty or any Material Tenant has the right to terminate their respective Lease as a result of such fire or other casualty (unless such termination right shall be waived by such Material Tenant), Seller shall notify Purchaser in writing of such fact together with all details of insurance coverage and which notice shall include an estimate from the adjuster for Seller’s insurance carrier as to the cost to restore the Premises, if available (a “Casualty Notice”). In such event Purchaser shall have the option to terminate this Agreement upon notice to other given not later than twenty (20) days after receipt of the Casualty Notice with TIME BEING OF THE ESSENCE. If this Agreement is terminated as aforesaid, neither party shall have any further right or obligation hereunder except that Escrow Agent shall refund to Purchaser the Deposit (together with interest thereon, if any). If Purchaser elects not to terminate this Agreement (provided that Purchaser’s failure to timely elect to terminate shall be deemed an election to close) or if the portion of the Premises affected by such fire or other casualty is not a Significant Portion of the Premises, Purchaser shall not have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage subject to the provisions contained in the balance of this Section 18(c). In such event, (i) Purchaser shall have the right to participate in any settlement negotiations with Seller’s insurance carriers and adjusters, and (ii) at Closing, (A) Seller shall assign and turnover to Purchaser and Purchaser shall then have the right to any casualty insurance proceeds received or receivable by Seller under any insurance policies maintained by Seller with respect to the Premises on account of said physical damage or destruction, including, without limitation, all of Seller’s interest in and to all casualty and business interruption and rental value insurance proceeds payable in connection with such casualty (except that the proceeds of any business interruption or rental value insurance payable to Seller shall be apportioned as of the Closing Date) less any reasonable costs incurred by Seller in the repair or restoration of the Premises and (B) Purchaser shall receive a credit against the Purchase Price in the amount of any deductible payable by Seller in connection with such casualty.

d.	This Article is an express agreement to the contrary of Section 5-1311 of the New York General Obligations Law.

19.	Escrow.

a.	The Deposit and the SAE Deposit (as defined in Section 20(c)) shall be held in escrow by Escrow Agent, upon the following terms and conditions:

i.	Escrow Agent shall deposit the Deposit and the SAE Deposit in separate interest-bearing accounts or invest the Deposit and the SAE Deposit in money market or monetary funds;

ii.	Escrow Agent shall deliver to Seller the Deposit (together with all interest thereon, if any) at and upon the Closing;

iii.	Escrow Agent shall release portions of the SAE Deposit from time-to-time prior to Closing or the termination of this Agreement upon request of Seller in accordance with the terms of this Agreement and shall deliver to Purchaser (or as directed by Purchaser) the balance of the SAE Deposit, if any (together with all interest earned thereon, if any) at and upon Closing;

iv.	If this Agreement is terminated in accordance with the terms hereof, or if the Closing does not take place under this Agreement by reason of the failure of either party to comply with such party’s obligations hereunder, Escrow Agent shall pay the Deposit (together with all interest thereon, if any) to Seller and/or Purchaser, as the case may be, in accordance with the provisions of this Agreement and the Escrow Agent shall pay the remaining balance of the SAE Deposit, if any (together with all interest earned thereon, if any) to the party entitled to receive the Deposit.

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b.	It is agreed that:

i.	The duties of Escrow Agent are only as herein specifically provided, and, except for the provisions of Section 19(c) hereof, are purely ministerial in nature, and Escrow Agent shall incur no liability whatever except for its own willful misconduct or gross negligence;

ii.	Escrow Agent shall not be liable or responsible for the collection of the proceeds of any checks used to pay the Deposit or the SAE Deposit;

iii.	In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by either of the other parties hereto or their successors;

iv.	Escrow Agent may assume, so long as it is acting in good faith, that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so;

v.	Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by Escrow Agent, Seller and Purchaser;

vi.	Except as otherwise provided in Section 19(c) hereof, Seller and Purchaser shall jointly and severally reimburse and indemnify Escrow Agent for, and hold it harmless against, any and all loss, liability, costs or expenses in connection herewith, including reasonable attorneys’ fees and disbursements, incurred without willful misconduct or gross negligence on the part of Escrow Agent arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, as well as the costs and expenses of defending against any claim or liability arising out of or relating to this Agreement;

vii.	Each of Seller and Purchaser hereby releases Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties hereunder; and

viii.	Escrow Agent may resign upon ten (10) days written notice to Seller and Purchaser. If a successor Escrow Agent is not appointed by Seller and Purchaser within such ten (10) day period, Escrow Agent may petition a court of competent jurisdiction to name a successor.

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c.	Escrow Agent is acting as a stakeholder only with respect to the Deposit and SAE Deposit. Escrow Agent, except in the event of the Closing, shall not deliver the Deposit or the SAE Deposit (or any portion thereof) except on seven (7) days’ prior written notice to the parties and only if neither party shall object within such seven (7) day period. If there is any dispute as to whether Escrow Agent is obligated to deliver all or any portion of the Deposit or the SAE Deposit or as to whom the Deposit or SAE Deposit is to be delivered, Escrow Agent shall not be required to make any delivery, but in such event Escrow Agent may hold the same until receipt by Escrow Agent of an authorization in writing, signed by all of the parties having any interest in such dispute, directing the disposition of the Deposit (together with all interest thereon, if any) and the balance or any portion of the SAE Deposit, if any, (together with all interest thereon, if any), or in the absence of such authorization, Escrow Agent may hold the Deposit (together with all interest thereon, if any) and the balance of the SAE Deposit, if any, (together with all interest thereon, if any), until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given or proceedings for such determination are not begun within thirty (30) days after the date Escrow Agent shall have received written notice of such dispute, and thereafter diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit (together with all interest thereon, if any) and the balance of the SAE Deposit, if any, (together with all interest thereon, if any), in court pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Deposit or the SAE Deposit, or if the Deposit or SAE Deposit is split between the parties hereto, such costs of Escrow Agent shall be split, pro rata, between Seller and Purchaser, as the case may be, in inverse proportion to the amount of the Deposit received by each. Upon making delivery of the Deposit (together with interest thereon, if any) and the balance of the SAE Deposit, if any, (together with all interest thereon, if any), in the manner provided in this Agreement, Escrow Agent shall have no further obligation or liability hereunder.

d.	Escrow Agent has executed this Agreement solely to confirm that Escrow Agent has received the Deposit and SAE Deposit and will hold the Deposit and SAE Deposit, in escrow, pursuant to the provisions of this Agreement.

20.	Covenants.

a.	Prior to the Closing:

i.	Seller shall not enter into any new lease of space or other occupancy arrangement or any New Contract, or materially amend or modify the same or approve any assignment or sublease (to the extent Seller’s approval is required under a Lease), in each case, other than (a) with the consent of Purchaser, which consent Purchaser shall not unreasonably withhold, condition or delay, or (b) New Contracts which expire or are cancelable prior to the Closing Date or are cancelable at any time without cause and without penalty on not more than thirty (30) days’ notice, or (c) renewals, extensions, expansions or consents under Leases which, under the terms of the applicable Lease, do not require the consent of the lessor thereunder or to which the consent or approval of the lessor shall not be unreasonably withheld and as to which Seller has no reasonable basis for objecting. If Purchaser fails to respond to a request from Seller for consent to any action for which Purchaser’s consent is required under this Section 20(a)(i) within five (5) business days after Purchaser’s receipt of Seller’s written request, Seller shall send a second (2nd) notice within two (2) additional business days. Purchaser’s consent to such action shall be deemed granted if Purchaser fails to respond prior to the expiration of such additional two (2) business day period. If Purchaser withholds consent for Seller to enter into a new lease, or to renew any Lease, at market rate rent, and which new lease or renewal Lease contains provisions for security, free rent, tenant improvement allowance or other concessions consistent with existing Leases in the Premises and is with a tenant whose creditworthiness and proposed use are consistent with those of other Tenants in the Premises, Seller shall not proceed with said new lease or renewal Lease and Purchaser shall pay to Seller at Closing, or, if this Agreement is terminated, upon such termination, any rent which would have been payable under such new lease or renewal Lease prior to the Closing or termination, as applicable (less applicable leasing commissions, work allowances and rent credits which would have been incurred to effectuate such new lease or renewal);

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ii.	Subject to subsection 20(a)(v), Seller shall keep and perform in all material respects all of the obligations to be performed by it under the Leases (“Landlord’s Lease Obligations”); provided that anything in this Agreement to the contrary notwithstanding, nothing contained in this Agreement shall prohibit Seller from terminating any tenancy of a Tenant other than a Material Tenant or bringing any proceeding against a Tenant other than a Material Tenant by reason of a default under a Lease in accordance with the terms of such Lease.

iii.	Seller shall not be obligated to re-rent any portion of the Property which become vacant between the date hereof and the Closing Date;

iv.	Seller shall not create, incur or suffer to exist any mortgage, deed of trust, lien, pledge or other encumbrance in any way affecting any portion of the Premises that will survive the Closing; and

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v.	Seller shall operate the Premises in accordance with past practice or substantially similar to how a prudent owner of property similar to the Premises would operate (including using reasonable efforts to enter into leases with tenants for the portions of the Property which are vacant as of the date hereof, provided, however, Seller’s failure to enter into leases with tenants for the portions of the Property which are vacant as of the date hereof shall not be deemed a default by Seller hereunder and Purchaser shall have no claim against Seller in the event Seller fails to enter into any leases with respect to any portion of the Property prior to Closing) and substantially in accordance with its obligations under the Leases in effect at Closing, reasonable wear and tear excepted; provided, however, Seller shall not be obligated to make any repairs, replacements or improvements to the Premises other than as required pursuant to Landlord’s Lease Requirements or in accordance with the past practice of Seller (as determined by Seller in good faith). To the extent Seller is required to make any capital repairs, replacements or improvements to the Premises as part of Landlord’s Lease Requirements or in accordance with the past practice of Seller (collectively, “Capital Repairs”) pursuant to Landlord’s Lease Requirements, Purchaser shall, on or before the Closing, reimburse Seller for all sums actually expended by Seller between the date of this Agreement and the Closing Date on account of such Capital Repairs. Any contracts to be entered into for Capital Repairs (“Capital Repair Contracts”) shall be subject to the approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed. If Purchaser fails to respond to a request from Seller for approval of a Capital Repair Contract under this Section 20(a)(v) within three (3) business days after Purchaser’s receipt of Seller’s written request, Seller shall send a second (2nd) notice within two (2) additional business days. Purchaser’s approval of such Capital Repair Contract shall be deemed granted if Purchaser fails to respond prior to the expiration of such additional two (2) business day period. Notwithstanding anything contained in this Agreement to the contrary, the completion of a Capital Repair undertaken by Seller hereunder shall not be a condition precedent to Purchaser’s obligation to close hereunder and to the extent such Capital Repair is not completed prior to Closing, Purchaser shall assume the obligation to complete same post-Closing and the Capital Repair Contracts shall be assigned to and assumed by Purchaser upon Closing as Surviving Contracts. To the extent Seller elects to make any repairs, replacements or improvements to the Premises that are not Landlord’s Lease Requirements, and the Purchaser approves such election (which approval may be granted or withheld in Purchaser’s sole discretion), Purchaser shall, on or before the Closing, reimburse Seller for all sums actually expended by Seller between the date of this Agreement and the Closing Date on account of such repairs, replacements or improvements made to the Premises. This subsection 20(a)(v) shall not apply to Capital Repairs required to be made pursuant to a casualty or taking which shall be governed by Article 18 or for the payment for Capital Repairs which are Leasing Costs to be paid by Purchaser pursuant and Section 20(b) which shall be governed by Section 20(b).

vi.	Seller shall maintain the current insurance coverages on the Premises substantially as reflected on the certificates attached as Exhibit 20(a)(vi);

vii.	Seller shall not enter into any employment, union or collective bargaining agreement with respect to the Premises;

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viii.	Seller shall cooperate with Purchaser, at Purchaser’s cost and expense, both prior to and after the Closing, in connection with any and all reasonable information requests made by or on behalf of Purchaser, which are required to complete a so-called “Section 314 audit”, including, but not limited to providing the following (to the extent applicable and in Seller’s possession or control or which Seller can obtain without undue burden on Seller): (a) monthly historical income statements for the Premises for 2012; (b) monthly historical income statements for the Premises for 2013, year to date; (c) five (5) year of annual historical occupancy and rent for the Premises; (d) back-up and supporting documents relating to the items set forth herein (such as bills, checks, etc.); and (e) the most current financial statement for each of the Tenants to the extent such current financial statements are in the possession of Seller or its managing agent. In addition, Seller shall reasonably cooperate with Purchaser, at Purchaser’s cost and expense, both prior to and after the Closing, in connection with any and all reasonable information requests made by or on behalf of Purchaser, provided that such information is in Seller’s possession or control or which Seller can obtain without undue burden on Seller, relating to the Premises, including the books and records of the Premises. Seller acknowledges and agrees that any and all requests for information or documentation requested from the Purchaser or its affiliates by the Securities and Exchange Commission (“SEC”) shall be deemed “reasonable” for purposes of this Section 20(a)(viii), provided that Seller’s sole obligation under this Section 20(a)(viii) is to provide information that is in Seller’s possession or control (or which Seller can obtain without undue burden on Seller) at Purchaser’s sole cost and expense, and to the extent such information or documentation referred to above does not exist or is not in Seller’s possession or control, Seller shall not be required to recreate such documentation or information for Purchaser. Purchaser acknowledging that Seller purchased the Premises in January 2012 and thus has only owned the Premises for a limited period of time and has limited information, if any, predating its ownership. Purchaser hereby agrees to indemnify, defend and hold Seller, its members, officers, directors and affiliates harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including, without limitation, reasonable attorneys’ fees and expenses), in connection with its cooperation under this Section 20(a)(viii). The provisions of this Section 20(a)(viii) shall survive until the third (3rd) year anniversary of the Closing to the extent requests are made of Purchaser by the SEC; and

ix.	Promptly following receipt from Purchaser of the name of Purchaser’s mortgage lender (or notice from Purchaser to proceed without referencing Purchaser’s mortgage lender), Seller covenants and agrees to cause Seller’s consultant, IVI Assessment Services, Inc. (“IVI”) to issue a certification or reliance letter to Purchaser and Purchaser’s mortgage lender (if any), at Purchaser’s expense, with respect to the following reports prepared by IVI: (A) Property Condition Report with respect to the Property prepared for Atlas Capital Group, LLC, New York, New York, dated November 14, 2011 as IVI Project No. PC1119158, and (B) Phase I Environmental Site Assessment with respect to the Property prepared for Atlas Capital Group, LLC, GreenOak & Berkadia, dated November 14, 2011 as IVI Project No. PC1119158 (collectively, the “Reports”). Any such certification or reliance letter shall be made as of the date of such Reports and shall not include any update thereof. Purchaser hereby acknowledges that such Reports are more than one (1) year old and Seller makes no representations or warranties with respect to such Reports. Seller hereby waives any conflict of interest or proprietary rights with respect to the Reports.

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b.	As used in this Agreement, “Leasing Costs” shall mean brokerage commissions in connection with any lease (including commissions and overrides payable to affiliates of Seller of one-full commission, computed at Seller’s affiliates standard rates, if Seller’s affiliate is the sole broker, and one-half of such a full commission if Seller’s affiliate is a co-broker) out-of-pocket reasonable legal fees and expenses incurred in connection with any lease and all costs and expenses required under a lease to be paid by the landlord thereunder, to or for the benefit of the tenant thereunder to prepare the space thereunder for the initial occupancy of the tenant. Seller shall be responsible for all Leasing Costs payable in connection with (x) the initial term of the Leases (exclusive of the SAE Lease (as hereafter defined)) and (y) any renewals, amendments, modifications, terminations, extensions and expansions of Leases which have an effective date prior to the date hereof (exclusive of the SAE Lease) and Seller shall pay Seller’s Leasing Costs as, if and when Seller’s Leasing Costs are due and payable pursuant to the applicable Lease or Brokerage Agreement (to the extent such sums are or shall become due prior to the Closing Date) or credit such amount to Purchaser at Closing (for all amounts which are or shall become due from and after the Closing Date). Seller’s Leasing Costs are more particularly set forth on Exhibit 20(b) annexed hereto (and notwithstanding anything contained herein to the contrary, Seller reserves the right to credit to Purchaser at Closing the entire amount of the Red Bull tenant improvement allowance set forth on Exhibit 20(b)). At the Closing, the Seller shall provide documentation to the Purchaser to substantiate the payment of Leasing Costs paid for by Seller prior to the Closing Date. Purchaser shall pay all Leasing Costs payable in connection with: (i) the Leases entered into on or after the date hereof, including, but not limited to, those Leases approved in writing by Purchaser (or deemed approved by Purchaser under this Agreement) pursuant to subsection 20(a)(i) above and any Leases entered into after Closing (but excluding brokerage commissions to Seller’s affiliate unless such affiliate is the procuring broker), (ii) all renewals, amendments, modifications, terminations, extensions and expansions of Existing Leases entered into after the date hereof with the written approval of Purchaser (or deemed approval of Purchaser under this Agreement) or, without Purchaser’s approval, if the lessor’s consent to such action is not required or is not to be unreasonably withheld under the terms of the applicable Existing Lease and the applicable Leasing Costs are payable in accordance with the express terms of such Existing Lease as to any renewals, exercised by a Tenant for a renewal period commencing after the date hereof, (iii) all renewals, amendments, modifications, extensions and expansions of Existing Leases which have an effective date on or after the date hereof (but excluding brokerage commissions to Seller’s affiliate unless such affiliate is the procuring broker) (clauses (i), (ii) and (iii) collectively, “New Leases”), and (iv) all Leasing Costs in connection with that certain lease between Seller, as landlord, and SAE, as tenant, dated December 20, 2012 (the “SAE Lease”), including, without limitation, such Leasing Costs in connection with the SAE Lease that have been paid or incurred by Landlord prior to the date of this Agreement. If on or prior to the Closing Date, Seller shall have paid any Leasing Costs for which Purchaser is responsible pursuant to this subsection, Purchaser shall reimburse Seller therefor at the Closing. Purchaser acknowledges that: (i) as of the date hereof, Seller has paid Leasing Costs in connection with the SAE Lease in the amount of One Hundred Fifty Thousand Forty-Six and 52/100 Dollars ($150,046.52) (as more particularly set forth on Exhibit 20(b)), which Purchaser shall reimburse Seller at Closing, and (ii) Seller may incur additional Leasing Costs between the date hereof and Closing for which Purchaser will be required to reimburse Seller at Closing (subject, however, to Section 20(c) below). Prior to the Closing Seller shall advise Purchaser of all additional Leasing Costs incurred by Seller in connection with the SAE Lease. Additionally, prior to Closing Seller and Purchaser shall review all Leases and related commission agreements and determine the amount of all Leasing Costs which are payable after the Closing for which Seller is responsible pursuant to this Section 20(b) in addition to those set forth on Exhibit 20(b), and the aggregate amount thereof shall, be credited against the Purchase Price at the Closing. If Seller gives Purchaser a credit against the Purchase Price pursuant to the immediately preceding sentence, then Seller shall be relieved of all liability for such Leasing Costs, and Purchaser shall pay such amounts as they become due, subject to the provisions of Section 7(g). Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including, without limitation, reasonable attorneys’ fees and expenses), in connection with Leasing Costs for New Leases and with respect to the non-payment of any Leasing Costs for which Purchaser has received a credit at the Closing. Purchaser shall not be responsible for any Leasing Costs payable to affiliates of Seller after Closing. The provisions of this Section 20(b) shall survive the Closing.

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(c)         Notwithstanding anything contained herein to the contrary, Seller and Purchaser acknowledge that Seller anticipates incurring Leasing Costs for commissions and the tenant improvement allowance payable under or in connection with the SAE Lease in the amount of One Million Seven Hundred Seventy-Three Thousand Eight Hundred Seventy Five and 77/100 ($1,773,875.77) (the “Estimated Leasing Costs”). Accordingly, within one (1) business day following the date hereof, Purchaser shall deposit the Estimated Leasing Costs with Escrow Agent, by wire transfer of immediately available federal funds to an account designated by Escrow Agent, to be held by Escrow Agent pursuant to and in accordance with the provisions of Article 19 of this Agreement (the “SAE Deposit”). Any interest earned on the SAE Deposit shall be included as part of the SAE Deposit. The SAE Deposit shall be used to pay the Estimated Leasing Costs as such costs become due and payable. In no event shall such Estimated Leasing Costs be deemed to limit Purchaser’s liability for the payment of Leasing Costs as required under this Agreement. So long as: (i) Seller is not in default of its obligations under this Agreement, (ii) a copy of each request made by Seller to Escrow Agent for a release of all or any portion of the SAE Deposit is sent to Purchaser in the manner required under this Agreement, (iii) any portion of the SAE Deposit requested by Seller is for commissions and the tenant improvement allowance payable under or in connection with the SAE Lease (as reasonably evidenced by Seller’s request and supporting documentation) (collectively, the “Draw Conditions”), then Purchaser shall not object, and if necessary to facilitate the receipt of funds, provide Escrow Agent with the written authorization necessary to release such funds as requested by Seller. Further, to the extent any request is for a brokerage commission, Purchaser shall provide Escrow Agent written authorization to release such funds within two (2) business days following Purchaser’s receipt of Seller’s notice. If Purchaser should interfere with or delay the release of SAE Deposit or any portion thereof from escrow after Seller has satisfied the Draw Conditions, such interference or delay shall be deemed a default by Purchaser of its obligations under this Agreement. In the event that this Agreement is terminated prior to Closing, and as a result of such termination Purchaser shall be entitled to the return of the Deposit, Purchaser shall also be entitled to a refund of the full Estimated Leasing Costs deposited by Purchaser hereunder, and in such instance Escrow Agent shall be authorized to release the balance of the SAE Deposit then being held by Escrow Agent to Purchaser together with the release of the Deposit. In such instance that Purchaser is entitled to a refund of the Estimated Leasing Costs and all or any portion of the SAE Deposit has been drawn upon by Seller, Seller shall refund the amount so drawn directly to Purchaser. In the event that this Agreement is terminated prior to Closing and as a result of such Termination Seller shall be entitled to the return of the Deposit, Seller shall also be entitled to the Estimated Leasing Costs originally deposited by Purchaser hereunder, and in such instance Escrow Agent shall be authorized to release the balance of the SAE Deposit then being held by Escrow Agent to Seller with the release of the Deposit and Purchaser shall waive any and all claims to the SAE Deposit. At Closing, any portion of the SAE Deposit remaining in escrow shall be released to Purchaser or as directed by Purchaser. The parties acknowledge and agree that the SAE Deposit is being made for the purpose of paying Estimated Leasing Costs that are the obligation of Purchaser under this Agreement and no portion thereof is intended to reduce the balance of the Purchase Price or any other sums payable to Seller at Closing. Failure by Purchaser to deliver the SAE Deposit to Escrow Agent as provided above within one (1) business day following the date hereof shall render this Agreement void ab initio. The provisions of this Section 20(c) shall survive the Closing.

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21.	Transfer Taxes.

a.	Seller and Purchaser shall join on the Closing Date in completing, executing, delivering and verifying the returns, affidavits and other documents required in connection with the taxes imposed under Article 31 of the Tax Law of the State of New York and Title II of Chapter 46 of the Administrative Code of the City of New York and any other tax payable by reason of delivery and/or recording of the documents to be delivered at the Closing (collectively, “Conveyance Taxes”). The Conveyance Taxes shall be paid by Seller.

b.	Seller, shall deliver to the Title Insurer at the Closing certified check(s), payable to the order of the appropriate tax collecting agency or official, in the amount of all Conveyance Taxes. Instead of paying any of such Conveyance Taxes directly, Seller may elect to offset the amount thereof against the Purchase Price, in which event Purchaser shall pay same for the account of Seller.

c.	The provisions of this Article 21 shall survive the Closing.

22.          Non-Liability. Purchaser agrees that it shall look solely to the Premises and proceeds thereof, and not to any other assets of Seller (with the exception of the Holdback Escrow set forth in Section 16(d)), or to the members, managers, directors, officers, employees, shareholders, partners or agents of Seller or any other person, partnership, corporation or trust, as principal of Seller or otherwise, and whether disclosed or undisclosed, to enforce its rights hereunder, and that none of the members, managers, directors, officers, employees, shareholders, partners or agents of Seller or any other person, partnership, corporation or trust, as principal of Seller or otherwise, and whether disclosed or undisclosed, shall have any personal obligation or liability hereunder, and Purchaser shall not seek to assert any claim or enforce any of its rights hereunder against such party. The provisions of this Article 22 shall survive the Closing.

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23.          Seller’s Inability to Perform; Seller’s Default. If Seller shall be unable to perform its obligation to convey the Premises to Purchaser in accordance with the terms of this Agreement (other than by reason of Seller’s Willful Default (as hereinafter defined)), then Purchaser, at its sole option and as its sole and exclusive remedy, may terminate this Agreement, in which event Escrow Agent shall refund to Purchaser the Deposit (and all interest earned thereon, if any), and neither party shall thereafter have any further right or obligation hereunder, other than with respect to any Surviving Obligations. “Seller’s Willful Default” shall mean Seller’s willful refusal to perform its obligation to convey the Premises to Purchaser in accordance with terms of this Agreement, provided: (1) the reasons for such refusal do not include conditions beyond Seller’s control or the unmarketability of title; and (2) Purchaser is not in default under this Agreement and is ready, willing and able to perform all of its obligations under this Agreement and to deliver the Purchase Price due Seller under this Agreement. In the event of Seller’s Willful Default, then Purchaser, at its sole option and as its sole and exclusive remedy may either (a) terminate this Agreement, in which event Escrow Agent shall refund to Purchaser the Deposit (and all interest thereon, if any) and Seller shall pay to Purchaser an amount up to Three Hundred Thousand Dollars ($300,000.00) for Purchaser’s actual, out-of-pocket, third party costs, including any financing related costs reasonably substantiated to Seller, and neither party shall thereafter have any further right or obligation hereunder, other than the Surviving Obligations or (b) within forty-five (45) days after any rights of Purchaser arise due to a Seller’s Willful Default, bring an action in equity against Seller for specific performance. In no event may Purchaser bring an action against Seller for damages or seek any remedy (whether or not in an action at law or in equity) against Seller that could require Seller to pay any monies to Purchaser whether characterized as damages or otherwise (except for an action to compel Escrow Agent to return the Deposit to Purchaser if Purchaser is, in fact, entitled to the return thereof in accordance with this Agreement). The untruth or inaccuracy of any representation or warranty of Seller or Seller’s noncompliance with any of its covenants shall not be deemed Seller’s Willful Default, provided Seller has complied with its obligations under Section 16(e)(i) with respect thereto.

24.	Condition of Premises.

a.	Except as otherwise expressly provided herein, Purchaser shall accept the Premises at the Closing in its “as is” condition as of the date hereof, reasonable wear and tear excepted, and subject to the provisions of Article 18 hereof in the event of a casualty or condemnation and subject to Seller’s compliance with the covenants contained in Article 20 hereof. Seller shall not be liable for any latent or patent defects in the Premises or bound in any manner whatsoever by any guarantees, promises, projections, operating expenses, set ups or other information pertaining to the Premises or the Property made, furnished or claimed to have been made or furnished, whether orally or in writing, by Seller, or any other person or entity, or any partner, employee, agent, attorney or other person representing or purporting to represent Seller, except to the extent expressly set forth herein or in any document or instrument expressly required in this Agreement to be delivered at Closing (collectively, the “Closing Documents”). Purchaser acknowledges that neither Seller nor any of the employees, agents or attorneys of Seller have made or do make any oral or written representations or warranties whatsoever to Purchaser, whether express or implied, except as expressly set forth in this Agreement or in any Closing Document, and, in particular, that, other than as expressly set forth herein, no such representations and warranties have been made with respect to the physical, environmental condition or operation of the Premises, the presence, introduction or effect of Hazardous Materials at or affecting the Premises, the actual or projected revenue and expenses of the Premises, the zoning and other laws, regulations and rules or Relevant Environmental Laws applicable to the Premises or the compliance of the Premises or the Property therewith, the current or future real estate tax liability, assessment or valuation of the Premises, the availability of any financing for the alteration, rehabilitation or operation of the Premises from any source, including, without limitation, any state, city or Federal government or any institutional lender, the current or future use of the Premises, including, without limitation, the use for residential or commercial purposes, the present and future condition and operating state of any and all machinery or equipment in the Premises and the present or future structural and physical condition of the Building or its suitability for rehabilitation or renovation, the ownership or state of title of any Personal Property, the quantity, quality or condition of the Personal Property or Fixtures, the use or occupancy of the Premises or any part thereof, or any other matter or thing affecting or relating to the Premises, the Property or the transactions contemplated hereby, except as specifically set forth in this Agreement or in any Closing Document.

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b.	Purchaser has not relied and is not relying upon any representations or warranties or upon any statements made in any informational materials with respect to the Premises provided by Seller or any other person or entity, or any shareholder, employee, agent, attorney or other person representing or purporting to represent Seller, other than the representations and warranties expressly set forth in this Agreement or in any Closing Document. The parties hereto agree that the Personal Property included in this sale, which is or may be attached to or used in connection with the Premises, has no significant separate value except in conjunction with the Premises. No part of the Purchase Price is attributable to the Personal Property.

c.	The provisions of this Article 24 shall survive the Closing.

25.          Environmental Matters. Without limiting the generality of Article 24, Purchaser acknowledges that it has had an opportunity to conduct its own investigation of the Property, including the Premises, with regard to Hazardous Materials and compliance of the Premises and the Property with Relevant Environmental Laws. Purchaser is aware (or has had sufficient opportunity to become aware) of the environmental, biological and pathogenic conditions of, affecting or related to the Premises and Purchaser agrees to take the Premises subject to such conditions. Purchaser agrees to assume all costs and liabilities arising out of or in any way connected to the Premises, including, but not limited to those arising out of Hazardous Materials and Relevant Environmental Laws. Purchaser hereby releases Seller, its principals and affiliates, and their respective officers, directors, members, managers, partners, agents, employees, successors and assigns, from and against any and all claims, counterclaims and causes of action which Purchaser may now or in the future have against any of the foregoing parties arising out of the existence of Hazardous Materials affecting the Premises. The provisions of this Article 25 shall survive the Closing.

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26.	Tax Certiorari Proceedings.

a.	If any tax reduction proceedings in respect of the Premises relating to any fiscal year ending prior to the fiscal year in which the Closing occurs are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same. If any tax reduction proceedings in respect of the Premises relating to the fiscal year in which the Closing occurs are pending at the time of the Closing, then Seller reserves and shall have the right to continue to prosecute and/or settle the same, provided, however, that Seller shall not settle any such proceeding without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed, and Purchaser shall be entitled to that portion of any refund relating to the period from and after the Closing in accordance with Section 7(d). Purchaser shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings. Purchaser shall have the sole right to prosecute any tax proceedings in respect of the Premises relating to any fiscal year ending after the fiscal year in which the Closing occurs. Seller shall reasonably cooperate with Purchaser in connection with the prosecution of any such tax proceedings.

b.	Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to the period prior to the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to the period from and after the Closing shall belong to and be the property of Purchaser; provided, however, that if any such refund creates an obligation to reimburse any Tenants for any Overage Rent paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Lease to such Tenant) shall, at Seller’s election, either (i) be paid to Purchaser and Purchaser shall disburse the same to such Tenants or (ii) be paid by Seller directly to the Tenants entitled thereto. All reasonable attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Purchaser in proportion to the gross amount of such refunds or savings payable to Seller and Purchaser, respectively (without regard to any amounts reimbursable to Tenants).

c.	The provisions of this Article 26 shall survive the Closing.

27.          Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement (in each case, a “Notice”) must be in writing and sent to the party to which the Notice is being made by nationally recognized overnight courier or delivered by hand with receipt acknowledged in writing as follows:

To Seller:

c/o Atlas Capital Group, LLC

505 Fifth Avenue, 28th Floor

New York, New York 10017

Attention: Andrew Cohen

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with a copy to:

c/o Atlas Capital Group, LLC

505 Fifth Avenue, 28th Floor

New York, New York 10017

Attention: Christopher Flynn

with a copy to:

Greenberg Traurig, LLP

200 Park Avenue

New York, New York 10166

Attention: Robert J. Ivanhoe, Esq.

To Purchaser:

ARC NY21618001, LLC

c/o American Realty Capital

405 Park Avenue, 12th Floor

New York, New York 10022
Attention: Jesse Galloway, Esq.

with a copy to:

Donovan LLP
152 Madison Avenue, 14th Floor
New York, New York 10016
Attention: Nicholas T. Donovan, Esq.

To Escrow Agent:

Chicago Title Insurance Company

1515 Market Street, Suite 1325,

Philadelphia, Pennsylvania 19102-1930

Attention: Edwin G. Ditlow

All Notices (i) shall be deemed given upon the date of delivery if delivery is made before 5:00 PM (New York time) and, if delivered later, on the next business day after delivery of such Notice or the date of refusal to accept delivery of such Notice and (ii) may be given either by a party hereto or by such party’s attorney set forth above. The address for Notices to any party may be changed by such party by a written Notice served in accordance with this Section.

46

28.          Entire Agreement. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof, and all agreements heretofore had or made between the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of said parties.

29.          Amendments. This Agreement may not be changed, modified or terminated, nor may any provision hereunder be waived, except by an instrument executed by the parties hereto.

30.          No Waiver. No waiver by either party of any failure or refusal to comply with its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

31.          Successors and Assigns. This Agreement shall inure to the benefit of, and shall bind the parties hereto and the heirs, executors, administrators, successors and permitted assigns of the respective parties.

32.          Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

33.          Section Headings; Incorporation of Exhibits. The headings of the various Articles and Sections of this Agreement have been inserted only for convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain or restrict any of the provisions of this Agreement. Unless otherwise provided in this Agreement, any reference in this Agreement to an Exhibit is understood to be a reference to the Exhibits annexed to this Agreement. All Exhibits annexed to this Agreement shall be incorporated into this Agreement as if fully set forth herein.

34.          Governing Law. This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of New York, without reference to conflicts of laws principles. Each of the parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of relating to this Agreement. Any action brought hereunder shall be brought in a court of law located in the Borough of Manhattan, City, County and State of New York. The prevailing party in any such litigation shall be entitled to recovery of all of its fees and expenses (including reasonable legal fees) incurred in such action. The parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the Borough of Manhattan, City, County and State of New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by registered or certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. Purchaser hereby irrevocably designates Donovan LLP, as its agent for service of process in connection with any matter relating to this Agreement. Seller hereby irrevocably designates Corporation Service Company, 2711 Centerville Rd, Ste. 400, Wilmington, Delaware 19808, as its agent for service of process in connection with any matter relating to this Agreement.

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35.          Confidentiality. Except as may be required by law or in connection with any court or administrative proceeding, or required financial disclosures or other filings with the Securities and Exchange Commission (“SEC”) or other governmental agencies by Purchaser, Purchaser’s affiliates and/or Purchaser’s Representatives, neither Purchaser nor Purchaser’s Representatives shall issue or cause the publication of any press release or other public announcement, or cause, permit or suffer any other disclosure which sets forth the terms of the transactions contemplated hereby (other than to Purchaser’s consultants, advisors, attorneys, accountants, lenders, potential lenders and investors or potential investors, who, in turn, shall be bound by this Article 35), without first obtaining the written consent of Seller, which shall not be unreasonably withheld. Nothing contained herein shall preclude the parties from issuing customary press releases following the Closing. Notwithstanding the foregoing, Purchaser represents that it is required to file a Form 8-K with the SEC in connection with this Agreement, which shall disclose certain details of this transaction (the “8K Filing”). Accordingly, without waiving any other terms and conditions of this Article 35, Purchaser shall be permitted to issue a press release in the form annexed hereto as Exhibit 35 (the “Approved Press Release”) in connection with the 8K Filing, provided that (a) such press release is not issued prior to Monday January14, 2013, and (b) such press release is not issued independently of the 8K Filing. The issuance of the Approved Press Release shall be deemed a waiver of any other terms and conditions of this Article 35 and no further press releases may be issued by Purchaser prior to Closing.

36.          No Recording or Notice of Pendency. The parties hereto agree that neither this Agreement nor any memorandum hereof shall be recorded. Supplementing the other liabilities and indemnities of Purchaser to Seller under this Agreement, and notwithstanding any other provision of this Agreement (including, without limitation, any provision purporting to create a sole and exclusive remedy for the benefit of Seller), Purchaser agrees to indemnify and hold Seller harmless from and against any and all losses, costs, damages, liens, claims, counterclaims, liabilities or expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by Seller arising from or by reason of the recording of this Agreement, any memorandum hereof, or any notice of pendency (unless Purchaser prevails in a final unappealable order against Seller in the action underlying such notice of pendency) or any other instrument against the Premises in any case, by Purchaser. The provisions of this Article 37 shall survive the Closing or termination of this Agreement.

37.          Assignment. Purchaser may not assign its rights or obligations under this Agreement or transfer any direct or indirect ownership or other interest in Purchaser without the prior written consent of Seller in its sole discretion, and any such assignment made without Seller’s consent shall be void ab initio.

38.          Counterparts. This Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed to be an original, but all such counterparts shall constitute one and the same agreement.

39.          No Third Party Beneficiary. The provisions of this Agreement are not intended to benefit any third parties.

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40.          1031 Exchange . Purchaser and Seller understand that either party may seek to structure the acquisition or disposition of its interest in the Premises, as the case may be, in such a way that will afford such party an opportunity to take advantage of the provisions of Internal Revenue Code (the “Code”) Section 1031 governing tax free exchanges and reorganizations. The parties hereto shall cooperate with each other in such efforts. Without limiting the generality of the foregoing, Purchaser, as directed by Seller, shall make all payments on account of the Purchase Price, including the release of the Deposit (at Closing), to a Qualified Intermediary (as defined in the Code) and not to Seller, directly or indirectly. Purchaser and Seller each reserve the right, in effectuating such like kind exchange, to assign such party’s rights, but not its obligations, under this Agreement to the Qualified Intermediary and the parties hereto hereby consent to such assignment. Purchaser and Seller agree to execute such reasonable documents and otherwise to cooperate in such respects as may reasonably be requested by the other in order to enable either or both parties to carry out a like kind exchange as aforesaid. In no event shall either party have a right to adjourn the Closing Date to facilitate a like-kind exchange.

41.          Assignment of Mortgage. At Purchaser’s option, Seller shall request the holder of the existing mortgage to assign the mortgage to Purchaser’s lender and shall use commercially reasonable efforts to cause such assignment to be consummated, provided Seller shall not be obligated to incur any costs in connection therewith. If the holders of the existing mortgage agree to such assignment, Purchaser shall pay the costs and expenses of the holders’ counsel in connection with the preparation of the assignment of the existing mortgage and the attendance at the Closing and Purchaser shall pay to Seller as an adjustment at Closing, one-half (½) of the mortgage tax savings by reason of the assignment of such mortgage, net of the reasonable expenses directly relating to such assignment (including such mortgage holder’s counsel’s fees). If the holders of the existing mortgage do not agree or is unwilling to provide such assignment, same shall, not constitute a failure of a condition to Purchaser’s obligations hereunder and shall not be a default by Seller, and Purchaser shall not be entitled to any remedy against Seller in such instance.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Sale-Purchase Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

18TH STREET OWNER LLC
a Delaware limited liability company

By:	/s/ Andrew B. Cohen
Name: Andrew B. Cohen
Title: Authorized Signatory

By:	/s/ Jeffrey A. Goldberger
Name: Jeffrey A. Goldberger
Title: Authorized Signatory

PURCHASER:

Arc ny21618001, llc,
a Delaware limited liability company

By:	/s/ Jesse C. Galloway
Name: Jesse C. Galloway
Title: Authorized Signatory

[SIGNATURES CONTINUE]

[SIGNATURE PAGE TO SALE- PURCHASE AGREEMENT - 216-218 W. 18th STREET]

The undersigned has executed this Agreement solely to confirm its acceptance of the duties of Escrow Agent as set forth in Article 19 hereof:

Chicago TITLE INSURANCE COMPANY

By:
Edwin Ditlow
Title:

[SIGNATURE PAGE TO SALE- PURCHASE AGREEMENT - 216-218 W. 18th STREET]

EXHIBIT A

Description of Land

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point on the southerly side of West 18th Street, distant 225 feet westerly from the corner formed by the intersection of the southerly side of West 18th Street with the westerly side of 7th Avenue;

THENCE southerly parallel with 7th Avenue, 74 feet to a point;

THENCE westerly and parallel with northerly side of West 17th Street, 50 feet to a point;

THENCE southerly and parallel with the westerly side of Seventh Avenue, 67 feet 6 inches to a point;

THENCE westerly 50 feet to a point in a line drawn parallel with 7th Avenue and distance 325 feet 1/8 of an inch westerly therefrom, which said point is distant 142 feet 6 inches southerly from the southerly side of West 18th Street as measured along said parallel line;

THENCE northerly parallel with 7th Avenue and part of the distance through a party wall, 142 feet 6 inches to the southerly side of West 18th Street;

THENCE easterly along the southerly side of West 18th Street, 100 feet to the point or place of BEGINNING.

Exhibit A-1

EXHIBIT 1(A)

Existing Brokerage Agreements

1.	Leasing Representation Agreement with CBRE, Inc. dated November [sic] 2012

2.	Real Estate Brokerage Commission Agreement dated March 12, 2012, between 18th Street Owner LLC (“Owner”) and CBRE, Inc. with respect to Red Bull North America, Inc. (“Tenant”) and MB Real Estate (“Outside Broker”)

3.	Real Estate Brokerage Commission Agreement dated November 9, 2012, between 18th Street Owner LLC (“Owner”) and CBRE, Inc. with respect to SAE Institute (“Tenant”) and Realty Insight Group, Inc. (“Outside Broker”)

Exhibit 1(A)-1

EXHIBIT 1(B)

Form of Deed

Bargain and Sale Deed

Without Covenant Against Grantor’s Acts

18TH STREET OWNER LLC,

a Delaware limited liability company

TO

[________________________],

a [__________________________]

ADDRESS:	216-218 West 18th Street
New York, New York

BLOCK:	767
LOT:	54
COUNTY:	New York

RETURN BY MAIL TO:

[________________________]

[________________________]

[________________________]

[________________________]

Exhibit 1(B)-1

BARGAIN AND SALE DEED WITHOUT COVENANT AGAINST GRANTOR’S ACTS THIS INDENTURE, made as of this ____ day of _____________, 2013

BETWEEN 18TH STREET OWNER LLC, a Delaware limited liability company, with offices c/o Atlas Capital Group, LLC, 505 Fifth Avenue, 28th Floor, New York, New York 10017, party of the first part, and [________________________], a [________________________], with offices at________________________________, party of the second part,

WITNESSETH, that the party of the first part, in consideration of ten dollars and other valuable consideration paid by the party of the second part, does hereby grant and release unto the party of the second part, the heirs or successors and assigns of the party of the second party forever,

ALL that certain plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the City, County and State of New York, more commonly known as 216-218 West 18th Street, New York, New York and more particularly described on Exhibit A attached hereto and hereby made part hereof.

TOGETHER with all right, title and interest, if any, of the party of the first part in and to any streets and roads abutting the above described premises to the center lines thereof; TOGETHER with the appurtenances and all the estate and rights of the party of the first part in and to said premises;

‘TO HAVE AND TO HOLD the premises herein granted unto the party of the second part, the heirs or successors and assigns of the party of the second part forever.

AND the party of the first part, in compliance with Section 13 of the Lien Law, covenants that the party of the first part will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose. The word “party” shall be construed as if it read “parties” whenever the sense of this indenture so requires.

IN WITNESS WHEREOF, the party of the first part has duly executed this deed the day and year first above written.

In Presence of:	18TH STREET OWNER LLC

By:
Name:
Title:

STATE OF NEW YORK

COUNTY OF NEW YORK

Exhibit 1(B)-2

On the _____ day of _______ in the year 2013 before me, the undersigned, a Notary Public in and for said State, personally appeared ________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Signature and Office of individual taking acknowledgement

Exhibit 1(B)-3

Exhibit A

Legal Description

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point on the southerly side of West 18th Street, distant 225 feet westerly from the corner formed by the intersection of the southerly side of West 18th Street with the westerly side of 7th Avenue;

THENCE southerly parallel with 7th Avenue, 74 feet to a point;

THENCE westerly and parallel with northerly side of West 17th Street, 50 feet to a point;

THENCE southerly and parallel with the westerly side of Seventh Avenue, 67 feet 6 inches to a point;

THENCE westerly 50 feet to a point in a line drawn parallel with 7th Avenue and distance 325 feet 1/8 of an inch westerly therefrom, which said point is distant 142 feet 6 inches southerly from the southerly side of West 18th Street as measured along said parallel line;

THENCE northerly parallel with 7th Avenue and part of the distance through a party wall, 142 feet 6 inches to the southerly side of West 18th Street;

THENCE easterly along the southerly side of West 18th Street, 100 feet to the point or place of BEGINNING.

Exhibit A-1

EXHIBIT 1(C)

Existing Contracts

Contract/Permit	Contractor

A/C Maintenance (common area)	MIH Systems Group

A/C Maintenance (3rd Floor)	MIH Systems Group

Boiler Maintenance	Aggressive Mechanical

Central Station Monitoring	FireMaxx Systems Corp.

Cleaning Contract	ClearView Building Services

Electric Sub-Metering	Honzak & Honzak, Inc.

Elevator Maintenance	Precision Elevator Corp.

Emergency Generator Maintenance	Rudox Engine & Equipment

Fiber Optic	t.w. telecom of new York l.p.

Fire Alarm System Maintenance/Local Law 5 (Class E)	FireMaxx Systems Corp.

Fire Protection	Quality Fire Protection

Lobby Phone	Verizon

Rubbish Removal	IESI NY Corp.

Security Guard Service	Brosnan Risk Consultants

Water Treatment (tower)	Chemical Specifics, Inc. (CSI)

conEd Agreement	conEdison

Exhibit 1(C)-1

EXHIBIT 1(D)

Description of Leases

1.	Company 3, LLC:

a.	Lease between 216 West 18 Owner LLC, Landlord, and Company 3 LLC, Tenant, dated November [sic], 2007 for the entire 11th, 12th, and Penthouse floors

b.	First Amendment to Lease dated November[sic], 2008

c.	Second Amendment to Lease dated July 1, 2009

d.	Third Amendment to Lease dated December 15, 2009

e.	Fourth Amendment to Lease dated August 27, 2010

2.	SYPartners:

a.	Lease between 216 West 18 Owner LLC, Landlord, and SYPartners, Tenant, dated June [sic], 2008 for the entire 10th floor

b.	First Amendment of Lease dated February 26, 2009

c.	Second Amendment of Lease dated August 4, 2010

3.	Red Bull North America, Inc.

a.	Lease between 18th Street Owner LLC, Landlord, and Red Bull North America, Inc., Tenant, dated March 29, 2012

4.	Yammer

a.	Lease between 18th Street Owner LLC, Landlord, and Yammer, Inc., Tenant dated May 24, 2012

b.	Assignment, Assumption, and Consent to Assignment of Lease and Amendment to Lease, between Yammer Inc. (“Assignor”), Microsoft Corporation (“Assignee”), and 18th Street Owner LLC (“Landlord”), dated September 4, 2012

5.	SAE

a.	Lease between 18th Street Owner LLC, Landlord, and SAE Institute of Technology (New York) Corp., Tenant dated December 20, 2012

Exhibit 1(D)-1

EXHIBIT 4(A)(i)

Title Objections

The following exceptions set forth as of the date hereof in Schedule B of that certain Certificate and Report of Title issued by Fidelity on January 3, 2012 under Title No. 13-7406 28963-NYM as updated through the date hereof (a copy of such Schedule B follows this page and is included for illustrative purposes only):

#1, provided however, taxes water rents, sewer rents and assessments not yet due and payable shall be deemed a Permitted Exception; #3, provided however, the Mortgages shall not be Title Objections if they are assigned pursuant to Article 41 above; #7; #8; #9; #10; #11 (except to the extent resulting from the acts of Tenants); #12(except to the extent resulting from the acts of Tenants); #13; #14; #15 (except with respect to any items not yet due and payable); #19 (provided that any Violation shall be deemed a Permitted Encumbrance so long as any outstanding any penalties, fees, fines and interest imposed in connection therewith is paid on or before Closing in accordance with Article 6) and #21.

Exhibit 4(A)(i)-1

EXHIBIT 8(a)(ii)

Form of Bill of Sale

KNOW ALL MEN BY THESE PRESENTS,

That, subject to the terms and conditions hereinafter set forth, 18TH STREET OWNER LLC, a Delaware limited liability company having an address c/o Atlas Capital Group, LLC, 505 Fifth Avenue, 28th Floor, New York, New York 10017 (“Seller”) for and in consideration of the sum of Ten Dollars ($10.00), lawful money of the United States, to it in hand paid at or before delivery of these presents by __________________________, a ____________ having an address at __________________________________________________(“Purchaser”), the receipt of which is hereby acknowledged, has bargained and sold, and by these presents does grant and convey unto Purchaser its successors and assigns all right, title and interest of Seller in and to all of the Personal Property (as such term is defined in that certain Sale-Purchase Agreement dated January ___, 2013, between Seller and Purchaser (the “Agreement”).

Seller grants and conveys the Personal Property unto Purchaser without recourse and without representation or warranty of any kind, express or implied (except to the extent and only for so long as any representation and warranty, if any, regarding the Personal Property as is set forth in the Agreement shall survive the closing of title thereafter, and subject to the limitations contained herein).

TO HAVE AND TO HOLD the same unto Purchaser, its successors and assigns forever.

SELLER HAS MADE NO WARRANTY THAT THE PERSONAL PROPERTY COVERED BY THIS BILL OF SALE IS MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE AND THE SAME IS SOLD IN AN “AS IS” “WHERE IS” CONDITION. BY ACCEPTANCE HEREOF, PURCHASER AFFIRMS THAT IT HAS NOT RELIED ON ANY WARRANTY OF SELLER WITH RESPECT TO THE PERSONAL PROPERTY, AND THAT THERE ARE NO REPRESENTATIONS OR WARRANTEES, EXPRESSED, IMPLIED OR STATUTORY (EXCEPT TO THE EXTENT AND ONLY FOR SO LONG AS ANY REPRESENTATION AND WARRANTY, IF ANY, REGARDING THE PERSONAL PROPERTY AS SET FORTH IN THE AGREEMENT SHALL SURVIVE THE CLOSING OF TITLE THEREUNDER, AND SUBJECT TO THE LIMITATIONS CONTAINED THEREIN).

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York.

This Bill of Sale shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature page follows immediately]

Exhibit 8(A)(ii)-1

IN WITNESS WHEREOF, Seller has caused this instrument to be duly executed this day of ________________, 2013.

SELLER:

18TH STREET OWNER LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT 8(a)(iii)

Form of Assignment and Assumption of Leases

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”), made as of the ____ day of _________, 2013, between 18TH STREET OWNER LLC, a Delaware limited liability company having an address c/o Atlas Capital Group, LLC, 505 Fifth Avenue, 28th Floor, New York, New York 10017 (“Assignor”) and [__________________________], a [_____________________], with offices at ___________________________________________(“Assignee”):

RECITALS

WHEREAS, pursuant to that certain Sale-Purchase Agreement dated January ___, 2013, between Assignor, as seller, and Assignee, as purchaser (the “Agreement”), Assignor is selling the Premises (as such term is more particularly described in the Agreement) to Assignee.

NOW THEREFORE, in consideration of the foregoing promises, covenants and undertakings contained in this Assignment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ASSIGNMENT AND ASSUMPTION

1.         Assignor hereby assigns, transfers, sets-over, delivers and conveys unto Assignee, its successors and assigns, all of the rights, title, interest, benefits and privileges of Assignor, as landlord, under the Leases (as such term is defined in the Agreement), all security deposits received by Assignor (with all interest earned thereon), all guaranties of the Tenant’s obligations under the Leases, if any, and all letters of credit delivered to Assignor pursuant to the Leases, including, without limitation, those Leases described in Schedule A annexed hereto and incorporated herein by this reference, and all rents, issues and profits arising therefrom (subject to adjustment as set forth in the Agreement), TO HAVE AND TO HOLD all and singular subject as aforesaid, unto Assignee, its successors and assigns. This conveyance is made without any recourse and without representation or warranty of any kind, express or implied (except to the extent and only for so long as any representation and warranty, if any, regarding the Leases as is set forth in the Agreement shall survive the closing of title thereunder, and subject to the limitations contained therein).

2.         Assignee assumes all obligations imposed upon landlord under the Leases and liabilities, in each case, arising on or after the date hereof to be performed by Assignor, as landlord, under the Leases, for the duration of the respective terms thereof.

3.         This Assignment shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.

4.         This Assignment may be signed in multiple counterparts which, when taken together and signed by all parties and delivered to any other party hereto, shall constitute a binding Assignment between the parties.

Exhibit 8(A)(iii)-1

5.         This Assignment shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of laws principles.

6.         Assignor and Assignee shall each execute and deliver such additional documents and take such further actions as the other party may reasonably request to effectuate this Assignment.

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this instrument as of the date first set forth above.

ASSIGNOR:
18TH STREET OWNER LLC,
a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:
[_____________________________],
a _____________________

By:
Name:
Title:

Exhibit 8(A)(iii)-2

Schedule A

Schedule A-1

EXHIBIT 8(a)(iv)

Form of Assignment and Assumption of Contracts

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Assignment”), made as of the ____ day of _________, 2013, between __________________________, a New York limited liability company having an address c/o Atlas Capital Group, LLC, 505 Fifth Avenue, 28th Floor, New York, New York 10017 (“Assignor”) and [________________________], a [________________________], with offices at __________________________________________________(“Assignee”):

RECITALS

WHEREAS, pursuant to that certain Sale-Purchase Agreement dated ________, 2013, between Assignor, as seller, and Assignee, as purchaser (the “Agreement”), Assignor is selling the Premises (as such term is more particularly described in the Agreement) to Assignee.

NOW THEREFORE, in consideration of the foregoing promises, covenants and undertakings contained in this Assignment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ASSIGNMENT AND ASSUMPTION

1.         Assignor hereby assigns, transfers, sets-over, delivers and conveys unto Assignee, its successors and assigns, all of the rights, title, interest, benefits and privileges of Assignor, as owner, under all of the service, maintenance, supply and other agreements (collectively, the “Assumed Contracts”) in effect relating to the operation of the Premises and listed on Schedule A annexed hereto and incorporated herein by this reference, (subject to adjustment as set forth in the Agreement), TO HAVE AND TO HOLD all and singular subject as aforesaid, unto Assignee. This conveyance is made without any recourse and without representation or warranty of any kind, express or implied (except to the extent and only for so long as any representation and warranty, if any, regarding the Assumed Contracts as is set forth in the Agreement shall survive the closing of title thereunder, and subject to the limitations contained therein).

2.         Assignee hereby expressly assumes all of the obligations imposed upon the owner of the Premises under the Assumed Contracts which accrue from and after the date hereof.

3.         This Assignment shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.

4.         This Assignment may be signed in multiple counterparts which, when taken together and signed by all parties and delivered to any other party hereto, shall constitute a binding Assignment between the parties.

5.         This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

Exhibit 8(A)(iv)-1

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this instrument as of the date first set forth above.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

[_____________________________]
By:
Name:
Title:

Exhibit 8(A)(iv)-2

STATE OF NEW YORK

COUNTY OF NEW YORK

On the _____ day of ________ in the year 2013 before me, the undersigned, a Notary Public in and for said State, personally appeared ________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual taking acknowledgment

STATE OF NEW YORK

COUNTY OF NEW YORK

On the _____ day of ________ in the year 2013 before me, the undersigned, a Notary Public in and for said State, personally appeared _______________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual taking acknowledgment

Schedule A

Schedule A-1

EXHIBIT 8(a)(viii)

FORM OF TENANT NOTICE LETTER

18TH STREET OWNER LLC

c/o Atlas Capital Group, LLC

505 Fifth Avenue, 28th Floor

New York, New York 10017

_________, 2012

By Certified Mail -

Return Receipt Requested

(Name/Address of Tenant)

Re: Lease For _________ at 216-218 West 18th Street,

New York, NY (the “Premises”)

Dear Sir or Madam:

Please be advised that effective as of the date of this letter:

(1)         [_______________] (“Seller”) has conveyed, all of its right, title and interest in and to the Premises, including its interest as landlord under your lease, to ______________________________, a Delaware limited liability company, having an address at _____________________________________________________(“Purchaser”);

(2)         Purchaser has assumed the landlord’s obligations under your lease arising from and after the date hereof; and

Accordingly, you are hereby notified that all future rent and additional rent payments due under your lease affecting the above-referenced premises should be delivered to Purchaser as directed by Purchaser pursuant to separate instructions to be provided to you.

Any notices, inquiries or requests regarding such lease should be delivered to:

ARC NY21618001, LLC
c/o American Realty Capital

200 Dryden Road, Suite 1100

Dresher, Pennsylvania 19025

With a copy to:

ARC NY21618001, LLC
c/o American Realty Capital

405 Park Avenue, 15th Floor

New York, New York 10022

Attention: General Counsel

Exhibit 8(A)(viii)-1

In addition, all unapplied security deposits held by Seller, if any, together with any interest earned thereon, have been transferred to Purchaser.

[Signature page follows immediately]

Exhibit 8(A)(viii)-2

Very truly yours,

18TH STREET OWNER LLC,
a Delaware limited liability company

By:	______________________________
Name:
Title:

Purchaser’s Signature to be added

EXHIBIT 8(a)(ix)

Form of Contractor Notice Letter

_______________, 2013

By Certified Mail – Return Receipt Requested

______________

______________

______________

 ______________

Re:	Contract (the “Contract”) by and between _____________________ and 18th Street Owner, LLC (or its predecessor in title) concerning the property (the “Premises”) located at 216-218 West 18th Street, New York, New York.

Dear Sir or Madam:

Please be advised that effective as of the date of this letter:

(1)         18th Street Owner, LLC (“Seller”) has conveyed all of its right, title and interest in and to the Premises, including all of its rights and obligations in connection with the Contract, to ARC NY21618001, LLC having an office address c/o American Realty Capital, 405 Park Avenue, 12th Floor, New York, New York 10022 (“Purchaser”); and

(2)         Purchaser has assumed Seller’s obligations under the Contract arising from and after the date hereof.

Accordingly, you are hereby notified that any notices, inquiries or requests regarding the Contract, should be delivered to:

ARC NY21618001, LLC
c/o American Realty Capital

200 Dryden Road, Suite 1100

Dresher, Pennsylvania 19025

With a copy to:

ARC NY21618001, LLC
c/o American Realty Capital

405 Park Avenue, 15th Floor

New York, New York 10022

Attention: General Counsel

Exhibit 8(A)(ix)-1

Very truly yours,

18TH STREET OWNER LLC,
a Delaware limited liability company

By:	______________________________
Name:
Title:

Purchaser’s Signature to be added

Exhibit 8(A)(ix)-2

EXHIBIT 8(a)(xviii)

FORM OF TITLE AFFIDAVIT

18TH STREET OWNER LLC

c/o Atlas Capital Group, LLC

505 Fifth Avenue, 28th Floor

New York, New York 10017

TITLE NO.:

DATED:         As of _________, 2012

STATE OF NEW YORK )

) ss:

COUNTY OF NEW YORK )

18TH STREET OWNER LLC, a Delaware limited liability company, (collectively, “Seller”), certify to [______________________] (the “Title Company”), in connection with the sale of the Premises (hereinafter defined) to [______________________________], a [_____________________________], and as an inducement to Title Company to omit or modify certain exceptions raised in Title Company’s owner’s title commitment to Seller, that:

1.         For the purposes of this Certificate, “Premises” shall mean 216-218 West 18th Street, New York, New York.

2.         Seller is the fee owner of, or has an ownership interest in, the Premises.

3.         No work has been done upon the Premises by the City of New York nor has any demand been made by the City of New York for any such work that may result in charges by the New York City Department of Rent and Housing Maintenance, Emergency Services or charges by the New York City Department for Environmental Protection for water tap closings or any related work.

4.         No inspection fees, permit fees, elevator(s), sign, boiler or other charges have been levied, charged, created or incurred against the Premises that may become a tax or other lien pursuant to Section 26-128 (formerly Section 643a-14.0) of the Administrative Code of the City of New York, as amended by Local Laws 10 of 1981 and 25 of 1984, and Section 27-4029.1 of the Administrative Code of the City of New York as amended by LL 43 (1988) or any other section of law.

5.         No bankruptcy or insolvency proceedings have been commenced by or against the Seller.

6.         Each of the tenants of the Premises are in possession as tenants only. No such tenant has any option to purchase any of the Premises or right of first refusal to purchase same.

7.         There has been no work performed by any agency of the City of New York to cure problems under the New York City Hazardous Substances Emergency Response Law.

Exhibit 8(A)(xviii)-1

This Affidavit is given to induce Title Company to insure title free and clear of the aforesaid, knowing that it will rely on the truth of the statements herein made.

18TH STREET OWNER LLC,
a Delaware limited liability company

By:	______________________________
Name:
Title:

Sworn to before me this

____ day of ________, 2013

______________________

Notary Public

Exhibit 8(A)(xviii)-2

EXHIBIT 8(a)(xxiv)

Form of Master Lease

MASTER LEASE AGREEMENT

THIS MASTER LEASE AGREEMENT (this “Agreement”) made as of the ___ day of _________, 2013, by and among _________________, LLC, having an address c/o American Realty Capital, 405 Park Avenue, 12th Floor, New York, New York 10022 (the “Landlord”), ________________ [Tenant party to be designated by Seller], having an address __________________________ (the “Tenant”), and CHICAGO TITLE INSURANCE COMPANY, having an address at Suite 1325, 1515 Market Street, Philadelphia, Pennsylvania 19102-1930 (the “Escrow Agent”).

WITNESSETH:

WHEREAS, 18TH STREET OWNER LLC (“Seller”), an affiliate of Tenant, as Seller, and Landlord, as Purchaser, have entered into a Purchase-Sale Agreement dated as of January ___, 2013, as amended (the “Contract”), pursuant to which Seller agreed to sell, and Landlord agreed to purchase, among other things, the property commonly known as and by the street address 216-218 West 18th Street, New York, New York (the “Property”);

WHEREAS, pursuant to the terms of the Contract, in order for Landlord to receive certain income from the 2nd and 6th floors in the building located at the Property (collectively, the “Demised Premises”), the parties hereto agreed to enter into this Agreement;

WHEREAS, Tenant has delivered to the Escrow Agent concurrently with the execution of this Agreement an amount equal to One Million and 00/100 Dollars ($1,000,000.00) (the “Master Lease Rent Escrow”) to ensure that funds are available for the payment of the balance of the Monthly Rent (hereinafter defined) due hereunder, and the parties have agreed that such funds will be held by the Escrow Agent in accordance with the terms and conditions of this Agreement and Escrow Agent acknowledges receipt of the Master Lease Rent Escrow; and

WHEREAS, the Escrow Agent has agreed to serve as escrow agent, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.         The above and foregoing Recitals, including all defined terms set forth therein, are incorporated into this Agreement. Any initially capitalized terms which are used, but not otherwise expressly defined in this Agreement will have the meanings specified in the Contract.

Exhibit 8(A)(xxiv)-1

2.         Landlord, for and in consideration of the rents, covenants and agreements hereinafter reserved, hereby leases, rents, lets and demises to Tenant, and Tenant hereby takes and hires from Landlord (subject to Section 9 hereof), upon and subject to the terms, covenants and conditions of this Agreement, the Demised Premises.

3.         Concurrently with the execution of this Agreement, Tenant has deposited with the Escrow Agent an amount equal to the Master Lease Rent Escrow (the “Funds”). The Funds so deposited are to be held and disbursed to Landlord by the Escrow Agent strictly in accordance with the terms and provisions of this Agreement.

4.         The Funds will be held in escrow in an interest bearing account by the Escrow Agent until the Funds are disbursed to Landlord under the terms of this Agreement. Any interest or other income earned on the Funds pursuant to Section 14(a) hereof will be deposited and may be commingled with the Funds, and will become a part of the Funds for all purposes hereunder. Notwithstanding anything to the contrary contained in this Agreement, interest on the Funds will be held for the benefit of Landlord and Landlord will furnish the Escrow Agent with appropriately completed W-9 forms for this purpose.

5.         The term (“Term”) of this Agreement shall commence on the date hereof and shall continue in full force and effect until ___________, 2014 [One (1) Year] (the “Expiration Date”).

6.         The total rent payable by Tenant to Landlord for the Demised Premises shall be $1,000,000.00 for the Term, payable in equal installments of $83,333.33 (the “Monthly Rent”) payable in full, (x) with respect to the first Monthly Rent payment (the “First Rent Payment”) on account of the period commencing on the date hereof and ending on _______ [__], 2013, shall be paid by Escrow Agent within one (1) Business Day (as hereafter defined) following the date hereof and (y) with respect to each subsequent Monthly Rent payment, in advance, on the first (1st) day of each of the next eleven (11) calendar months following the date hereof (or if such first (1st ) day of the calendar month is not a Business Day, on the next succeeding Business Day) covering the period commencing on the first (1st) day of such calendar month and ending on the last day of such month (except that if the Term does not commence on the first (1st) day of a calendar month, then the Monthly Rent Payment made on the first (1st) day of each month for the next eleven (11) calendar months following the date hereof (or on the first Business Day of such month, as applicable) shall cover the period commencing on the first (1st) day of such calendar month and ending on the Expiration Date. Subject to Section 14 below, the Escrow Agent shall, without further notice or instruction, pay and disburse the Monthly Rent (other than the First Rent Payment, which Tenant shall pay directly to Landlord on the date hereof) from the Master Lease Rent Escrow to Landlord on the first (1st) day of each calendar month during the Term (or if such first (1st) day of the calendar month is not a Business Day, on the next succeeding Business Day) pursuant to Landlord’s wire instructions attached hereto as Exhibit A and made a part hereof. Notwithstanding anything to the contrary contained herein, Landlord acknowledges that Tenant has paid all rent that is due and payable to Landlord under this Agreement to Escrow Agent and Tenant has no further obligations under this Agreement, thus Tenant shall not be in default, or otherwise liable, for (i) any failure of Escrow Agent to pay and disburse the Monthly Rent from the Master Lease Rent Escrow to Landlord as required under this Agreement, and (ii) for any obligations or liabilities under this Agreement and/or with respect to the Demised Premises.

Exhibit 8(A)(xxiv)-2

7.         This Agreement may not be amended, modified or terminated except pursuant to a written agreement between Landlord and Tenant.

8.         This Agreement is subject and subordinate to any and all mortgages which may now or hereafter affect the Demised Premises, and to all renewals, modifications, amendments, consolidations, replacements or extensions thereof (collectively, the “Mortgage”).

9.         (a)         Landlord acknowledges and Tenant agrees that Tenant shall not take physical possession of the Demised Premises and shall have no right to use or occupy any portion of the Demised Premises, or to store any personal property on or in the Demised Premises. Landlord and Tenant acknowledge and agree that (i) nothing contained herein shall prohibit Landlord from entering into a lease or other occupancy agreement for all or any portion of the Demised Premises (a “New Lease”), (ii) upon Landlord entering into a New Lease, the portion of the Property demised thereunder shall be removed from the Demised Premises hereunder (without any abatement or reduction of Monthly Rent) and (iii) the entering into a New Lease for all or a portion of the Demised Premises shall not limit or reduce Tenant’s obligation to pay the Monthly Rent hereunder or otherwise affect the Expiration Date hereof. Landlord shall notify Tenant in writing no later than five (5) days following the execution of a New Lease, advising Tenant in such notice the portion of Property demised thereunder.

(b)         Landlord shall be obligated to operate, maintain and repair the Demised Premises and any replacements thereto throughout the term of this Agreement, including, without limitation, compliance with law and Tenant shall have no obligations nor any liability with respect thereto (including, without limitation, compliance with law, physical condition of the Demised Premises, all orders rules or regulations of the New York Board of Underwriters on similar body, structural or non-structural repairs or alterations, ordinary or extraordinary repairs or alterations, obligations with respect to maintenance, repairs or replacements of any nature whatsoever, or the obligation to maintain insurance, all of which shall be the obligation of Landlord). Landlord shall maintain during the Term, insurance for the Demised Premises in amounts and with such insurance company(ies) as required under the terms of any loan documents relating to the Property or, if none, in a manner consistent with prudent property management practices, in all cases naming Tenant as an additional insured. Concurrently with the execution hereof, Landlord shall deposit with Tenant a certificate of such insurance in a form which specifically evidences that the insurance required to be carried by Landlord is in full force and effect on an ACORD form, as well as an ISO Endorsement form 20 26 or equivalent additional insured endorsement naming Tenant as an additional insured on Landlord’s commercial general liability policy, and thereafter shall deposit a replacement certificate and endorsement within thirty (30) days prior to the expiration of such policy.

10.        Tenant shall have no right to enter into an assignment, sublease, license agreement or other occupancy agreement under this Agreement without the consent of Landlord, which consent may be granted or withheld in its sole and absolute discretion.

11.        Tenant shall have no right to share in, or receive a portion of, any casualty or condemnation awards received by Landlord with respect to the Demised Premises.

Exhibit 8(A)(xxiv)-3

12.         Landlord agrees that it shall look solely to the Master Lease Rent Escrow, and not to any other assets of Tenant, or to the members, managers, directors, officers, employees, shareholders, partners or agents of Tenant or any other person, partnership, corporation or trust, as principal of Tenant or otherwise, and whether disclosed or undisclosed, to enforce its rights hereunder, and that none of the members, managers, directors, officers, employees, shareholders, partners or agents of Tenant or any other person, partnership, corporation or trust, as principal of Tenant or otherwise, and whether disclosed or undisclosed, shall have any personal obligation or liability hereunder, and Landlord shall not seek to assert any claim or enforce any of its rights hereunder against such party. The provisions of this Section 12, shall survive the expiration of the Term or earlier termination of this Agreement.

13.         All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement, in order to constitute effective notice to the other party, shall be in writing and shall be deemed to have been given when (a) personally delivered with signed delivery receipt obtained, or (b) upon receipt, when sent by prepaid reputable overnight courier, in each case addressed as follows (or at such other address as shall be designated hereunder by notice to the other parties and persons receiving copies, effective upon actual receipt):

If to Tenant, to:
c/o Atlas Capital Group, LLC
505 Fifth Avenue, 28th Floor
New York, New York 10017
Attention: Andrew Cohen
Email: acohen@atlas-cap.com

with a copy to:
c/o Atlas Capital Group, LLC
505 Fifth Avenue, 28th Floor
New York, New York 10017
Attention: Christopher Flynn
Email: cflynn@atlas-cap.com

and to:
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Attention: Robert J. Ivanhoe, Esq.
Email: ivanhoer@gtlaw.com

Exhibit 8(A)(xxiv)-4

If to Landlord, to:
c/o American Realty Capital III, LLC
405 Park Avenue, 15th Floor
New York, New York 10022
Attention: Michael Weil
Email: mweil@arlcap.com
with a copy to:
c/o American Realty Capital III, LLC
405 Park Avenue, 12th Floor
New York, New York 10022
Attention: Jesse Galloway, Esq.
Email:jgalloway@arlcap.com
and to:
Donovan LLP
152 Madison Avenue, 14th Floor
New York, New York 10016
Attention: Nicholas T. Donovan, Esq.
Email:Nick@DonovanLLP.com

If to Escrow Agent, to:
Chicago Title Insurance Company
1515 Market Street, Suite 1325
Philadelphia, Pennsylvania 19102-1930
Attention: Edwin G. Ditlow
Email: ditlowE@ctt.com

14.         Escrow Provisions.

a.         Escrow Agent shall hold the Funds, together with all interest earned thereon, in Escrow Agent’s escrow account at a bank reasonably satisfactory to Landlord and Tenant, and shall cause the Funds to earn interest at such bank’s then prevailing insured money market rates on deposits of similar size, or in a federal money market mutual fund. Escrow Agent shall have no liability for any fluctuations in the interest rate paid by such bank or in such mutual fund on the Funds, and is not a guarantor thereof.

b.         If Escrow Agent receives a notice signed by both Landlord and Tenant stating that this Agreement has been terminated or canceled, Escrow Agent shall deliver the Funds (or remaining balance thereof), together with the interest thereon, as directed therein.

Exhibit 8(A)(xxiv)-5

c.         If Escrow Agent receives a written request signed by Landlord or Tenant (the “Noticing Party”) stating that this Agreement has been canceled or terminated and that the Noticing Party is entitled to all or a portion of the Funds, or that the other party hereto (the “Non-Noticing Party”) has defaulted in the performance of its obligations hereunder and that the Noticing Party is entitled to all or a portion of the Funds, Escrow Agent shall deliver (by any of the methods of service described in Section 13 above) a copy of such request to the Non-Noticing Party. The Non-Noticing Party shall have the right to object to such request for the Funds, or portion thereof, by notice of objection delivered to and received by Escrow Agent within seven (7) Business Days after the date of Escrow Agent’s submitting such copy to the Non-Noticing Party, but not thereafter. If Escrow Agent shall not have so received a notice of objection from the Non-Noticing Party, Escrow Agent shall deliver the Funds (or portion thereof, as applicable), together with the interest earned thereon, to the Noticing Party. If Escrow Agent shall have received a notice of objection within the time herein prescribed, Escrow Agent shall refuse to comply with any requests or demands on it and shall continue to hold the balance of the Funds, together with any interest earned thereon, until Escrow Agent receives either (a) a notice signed by both Landlord and Tenant stating who is entitled to the Funds (or remaining portion thereof, as applicable) and interest or (b) a final order of a court of competent jurisdiction directing disbursement of the Funds and interest in a specific manner, in either of which events Escrow Agent shall then disburse the Funds (or portion thereof, as applicable), together with the interest earned thereon, in accordance with such notice or order. Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with any such requests or demands until and unless it has received a direction of the nature described in subdivision (a) or (b) above. Notwithstanding anything to the contrary contained in this Section 14, Tenant shall have no right to object to the release of the Funds for the sole payment of the Monthly Rent pursuant to the second sentence of Section 6 above, and any notice of objection shall be disregarded by the Escrow Agent. For the purposes hereof the term “Business Days” shall mean all days except Saturdays, Sundays, and state or national legal holidays.

d.         Any notice to Escrow Agent shall be sufficient only if received by Escrow Agent within the applicable time period set forth herein. All mailings and notices from Escrow Agent to Landlord and/or Tenant, or from Landlord and/or Tenant to Escrow Agent, provided for herein shall be addressed to the party to receive such notice at its notice address set forth in Section 13 above (with copies to be similarly sent to the additional persons therein indicated).

e.         Notwithstanding the foregoing, if Escrow Agent shall have received a notice of objection as provided for in Section 14(c) above within the time therein prescribed, or shall have received at any time before actual disbursement of the Funds a notice signed by either Landlord or Tenant disputing entitlement to the Funds (or portion thereof, as applicable) or shall otherwise believe in good faith at any time that a disagreement or dispute has arisen between the parties hereto over entitlement to the Funds (whether or not litigation has been instituted), Escrow Agent shall have the right, upon notice to both Landlord and Tenant, (a) to deposit the Funds, together with the interest earned thereon with the Clerk of the Court in which any litigation is pending, and/or (b) to take such reasonable affirmative steps as it may, at its option, elect in order to terminate its duties as Escrow Agent, including, without limitation, the depositing of the Funds (or remaining balance thereof, as applicable), together with the interest earned thereon, with a court of competent jurisdiction and the commencement of an action for interpleader, the costs thereof to be borne by whichever of Landlord or Tenant is the losing party, and thereupon Escrow Agent shall be released of and from all liability hereunder except for any previous gross negligence or willful misconduct.

Exhibit 8(A)(xxiv)-6

f.           Escrow Agent shall not be liable for any error in judgment or any act done or omitted by it in good faith or pursuant to court order, or for any mistake of fact or law. Escrow Agent shall not incur any liability in acting upon any document or instrument believed thereby to be genuine. Escrow Agent is hereby released and exculpated from all liability hereunder, except only for willful misconduct or gross negligence. Escrow Agent may assume that any person purporting to give it any notice on behalf of any party has been authorized to do so. Escrow Agent shall not be liable for, and Landlord and Tenant hereby jointly and severally agree to indemnify Escrow Agent against, any loss, liability or expense, including reasonable attorney’s fees paid to retained attorneys, arising out of any dispute under this Agreement, including the cost and expense of defending itself against any claim arising hereunder.

g.          The Escrow Agent’s undertaking to perform its obligations hereunder is made in conjunction with the Escrow Agent’s services in connection with administering the Closing under the Contract. The Escrow Agent shall not be entitled to receive a separate fee for acting as the Escrow Agent under this Agreement.

15.         In the event any suit is brought to enforce or interpret any term of this Agreement, the prevailing party shall be entitled to recover from the other party all attorneys’ fees and costs incurred in connection therewith.

16.         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

17.         This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and/or assigns.

18.         The parties hereto represent and warrant to each other that they have the respective authority to sign this Agreement and that (a) the person signing on behalf of the Landlord is duly authorized to bind the Landlord, (b) the person signing on behalf of the Tenant is duly authorized to bind the Tenant, and (c) the person signing on behalf of the Escrow Agent is duly authorized to bind the Escrow Agent, to the terms and conditions of this Agreement.

19.         This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument. The exchange of executed copies of this Agreement by facsimile or Portable Document Format (PDF) transmission shall constitute effective execution and delivery of this Agreement as to all parties for all purposes, and the signatures of the parties transmitted by facsimile or Portable Document Format (PDF) shall be deemed to be their original signatures for all purposes.

20.         The parties hereto EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH OR OTHERWISE RELATING TO THIS AGREEMENT.

21.         Landlord agrees to defend, indemnify and save Tenant harmless from and against all losses, damages, costs, suits, claims and expenses (including reasonable attorney fees and disbursements) whatsoever, foreseen or unforeseen, known or unknown in connection with the Demised Premises arising during the term of this Agreement.

[SIGNATURE PAGES FOLLOW]

Exhibit 8(A)(xxiv)-7

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

landlord:	Tenant:

_________________, llc	_______________________

By:	By:
Name:	Name:
Title:	Title:

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO ESCROW AGENT AND THE MASTER LEASE RENT ESCROW:

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Title:

Exhibit A to form master lease

Landlord’s Wire Instructions

New York Operating Partnership LP

200 Dryden Rd Suite 1100

Dresher, PA 19025

Phone 215-449-3600

Wiring Instructions

Capital One Bank

New York, NY 10017

Account Name: New York Operating Partnership LP

Wire ABA Number: 021407912

ACH ABA Number: 065000090

Account Number: 7527220631

Notify: Keith Overton 215-449-3681

Exhibit A-1

EXHIBIT 10

Form of Estoppel Certificate

TENANT ESTOPPEL CERTIFICATE

THIS TENANT ESTOPPEL CERTIFICATE (this “Certificate”) is made this ___day of ____________, 20__, by _______________________ (“Tenant”), to and for the benefit of 18TH STREET OWNER LLC (“Landlord”) , any purchaser of the Building or Landlord’s interest therein, any lenders to the owners of the Building and to any of the owners’ constituent entities, to any lenders to purchaser and the successors and/or assigns of any of the foregoing.

STATEMENT OF FACTS:

The Tenant is the tenant under that certain lease, dated as of __________________, [as amended by _______________] ([as so amended,] the “Lease”), covering certain premises designated as Floor/Suite __________ located at 216-218 West 18th Street, New York, New York (the “Building”), as more particularly defined and described in the Lease (the “Leased Premises”); and

NOW, THEREFORE, Tenant hereby certifies as follows:

1.         The Lease has not been amended, modified or supplemented (except as stated above), is in full force and effect and represents the entire agreement between Landlord and Tenant as to Tenant’s interest in the Building and the Leased Premises.

2.         The Lease has been guaranteed by ___________ (the “Guarantor”) and such guaranty is in full force and effect [If no guarantor, then this section to be deleted].

3.         The fixed annual rent currently payable under the Lease (excluding electricity charges) is $__________ per annum ($_________ per month).

4.         Fixed annual rent payable under the Lease has been paid through ______________, 2013. Tenant is current in the payment of additional rent due and payable under the Lease. No such rents, additional rents, or other similar sums or charges have been paid for more than one (1) month in advance of the due date thereof.

5.         The commencement date for the Lease occurred on _________________, and the scheduled expiration date for the Lease is __________________.

6.         The security deposit currently being held by Landlord under the Lease, whether in the form of cash or otherwise, is $________________.

7.         Tenant has not asserted any claim that Landlord is in default of any material obligations under the Lease, and Tenant has no offsets, defenses, claims, or counterclaims to the payment of rent or other sums, or the performance of any of Tenant’s other obligations, under the Lease.

Exhibit 10-1

8.         All base building and other tenant improvement work to be performed by Landlord under the Lease has been substantially completed in accordance with the Lease, and all payments due to Tenant under the Lease as a landlord contribution towards Tenant’s work has been paid in full except as follows: «Work». [To be deleted if there is no contractual obligation to perform work and/or make any landlord contribution.]

9.         Tenant has no right to purchase the Building or any part thereof or any interest therein by right of refusal, rights of first offer or option or other similar right to purchase. Tenant has no right to lease other space in the Building or renew the Lease except as set forth in the Lease.

10.         No actions, whether voluntary or otherwise, are pending against Tenant [or Guarantor] under the bankruptcy laws of the United States or any state and there are no claims or actions pending against Tenant [and/or Guarantor] which if decided against Tenant [and/or Guarantor] would materially and adversely affect Tenant’s [or Guarantor’s] financial condition or ability to perform Tenant’s [and/or Guarantor’s] obligations under, or in respect of, the Lease.

11.         This certificate has been duly authorized, executed and delivered by Tenant.

Tenant acknowledges and agrees that this certificate may be relied upon by, and shall inure to the benefit of, Landlord, any purchaser of the Building or Landlord’s interest therein, any lenders to the owners of the Building or any purchaser thereof and to any of the owners’ or such purchasers’ constituent entities, and the successors and/or assigns of any of the foregoing.

IN WITNESS WHEREOF, Tenant has executed this Certificate as of the date above first written.

By:
Name:
Title:

Exhibit 10-2

EXHIBIT 16(a)(xi)

Security Deposits

Tenant Name	Deposit Amount	Comments

Deluxe Entertainment Service (Company3)	$752,250.00	Letter of Credit

Red Bull North America, Inc.	$1,665,680.00	Letter of Credit

SY Partners	$506,805.12	Letter of Credit

SAE Institute of Technology (New York) Corp.	$702,208.00	Letter of Credit

Exhibit 16(a)(xi)-1

EXHIBIT 20(a)(vi)

Insurance Certificates

See insurance certificates immediately following this page.

Exhibit 20(a)(vi)-1

EXHIBIT 20(b)

Leasing Costs

Seller’s Leasing Costs to be credited to Purchaser at Closing:

1.	Red Bull North America, Inc.: $2,000,000.00 for tenant improvement allowance due to Red Bull North America, Inc.

Leasing Costs in connection with the SAE Lease through the date of this Agreement to be reimbursed to Seller at Closing or deposited into escrow pursuant to Section 20(c) (in addition to such further costs paid by Seller between date of this Agreement and Closing):

1.	SAE Institute of Technology (New York) Corp.: $1,215,360 for tenant improvement allowance due to SAE Institute of Technology (New York) Corp. ($0 paid to date)

2.	SAE Institute of Technology (New York) Corp.: $460,631.56 for leasing commissions due to Realty Insight Group, Inc. as tenant’s broker ($0 paid to date)

3.	SAE Institute of Technology (New York) Corp.: $195,768.43 for leasing commissions due to CBRE, Inc. as landlord’s agent ($97,884.22 paid to date)

4.	SAE Institute of Technology (New York) Corp.: $60,000 (estimate) for leasing legal costs due to Kasowitz, Benson, Torres, & Friedman LLP as landlord’s leasing counsel ($52,162.30 paid to date)

Exhibit 20(b)(vi)-1

EXHIBIT 35

Approved Press Release

See form of press release immediately following this page.

Exhibit 35-1